UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

Information Required in Proxy Statement

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

ModivCare Inc.
(Name of Registrant as Specified In Its Charter)

Not Applicable
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a‑6(i)(1) and 0‑11.

Dear Stockholder:
April 30, 2025
We are pleased to invite you to attend the 2025 Annual Meeting of Stockholders of ModivCare Inc., which will be held on Tuesday, June 17, 2025, at 10:00 a.m. Mountain Daylight Time, at 6900 E. Layton Avenue, 12th Floor, Denver, CO 80237.
At the annual meeting you will be asked to consider and vote on the proposals described in the accompanying notice of annual meeting and proxy statement, as well as such other business as may properly come before the annual meeting.
Your vote is important, and we encourage you to vote promptly. For record holders, regardless of whether you are able to attend the upcoming annual meeting in person, please follow the instructions contained in the proxy statement on how to vote via the Internet, by telephone, or request a paper proxy card to complete, sign and return by mail so that your shares may be voted. If your shares are held in the name of a broker, bank or other intermediary holder of record, follow the voting instructions you receive from the holder of record to vote your shares.
On behalf of the board of directors and management of the Company, I extend our appreciation for your continued support.

L. Heath Sampson
President, Chief Executive Officer and Director

Notice of Annual Meeting of Stockholders
To our Stockholders:
Notice is hereby given that the 2025 Annual Meeting of Stockholders (the “Annual Meeting”) of ModivCare Inc., a Delaware corporation (the “Company”), will be held at 6900 E. Layton Avenue, 12th Floor, Denver, CO 80237, at 10:00 a.m. Mountain Daylight Time on Tuesday, June 17, 2025. The Annual Meeting is being held for the following purposes:

1	To elect the seven directors named in the proxy statement to serve for one-year terms;
2	To hold a non-binding advisory vote to approve named executive officer compensation;
3	To ratify the appointment of KPMG LLP as the independent registered public accounting firm of the Company for the 2025 fiscal year; and
4	To transact such other business as may properly come before the Annual Meeting or any adjournment, postponement or rescheduling thereof.

Only stockholders of record of the Company’s common stock, $0.001 par value per share, as shown by the transfer books of the Company, at the close of business on April 21, 2025, are entitled to notice of, and to vote at, the Annual Meeting or any adjournment, postponement or rescheduling thereof.
All stockholders are cordially invited to attend the Annual Meeting in person. To ensure your representation at the Annual Meeting, however, you are urged to vote your shares in advance of the Annual Meeting by using one of the methods outlined in the proxy statement.
By Order of the Board of Directors,
Faisal Khan
Senior Vice President, General Counsel & Secretary

Meeting Date ____ June 17, 2025

Meeting Time ____ 10:00 a.m. Mountain Daylight Time

Meeting Place ____ 6900 E. Layton Avenue, 12th Floor Denver, CO 80237

Your vote is important.
____
In order to ensure your representation at the meeting, please vote your shares using one of the methods outlined in the accompanying proxy statement as promptly as possible. See “Voting Procedures” in the proxy statement for further details. If you do attend the meeting, you may, if you prefer, revoke your proxy and vote your shares in person.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on Tuesday, June 17, 2025. The Proxy Statement, form of proxy card and our Annual Report on Form 10-K for the fiscal year ended December 31, 2024 are available free of charge at www.proxyvote.com.
We have elected to provide access to you to our proxy materials over the Internet, and we have mailed to you a Notice of Internet Availability of Proxy Materials with instructions for accessing our proxy materials and voting via the Internet and for how you may obtain paper copies of our proxy materials if you so choose.

1	Proxy Statement for 2025 Annual Meeting of Stockholders
2	Proxy Statement Summary
5	Voting Procedures
8	Voting Securities of Certain Beneficial Owners and Management
10	Proposal 1: Election of Directors
22	Corporate Governance
31	Executive Compensation
58	Proposal 2: Advisory vote to approve named executive officer compensation
60	Proposal 3: Ratification of appointment of independent registered public accounting firm
61	Audit Committee Report
62	Independent Registered Public Accountants
63	Stockholder Proposals for 2026 Annual Meeting
64	Other Matters
65	Additional Information
66	Householding

Proxy Statement For 2025
Annual Meeting of Stockholders
2025 Annual Meeting of Stockholders
This proxy statement (the “Proxy Statement”) is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of ModivCare Inc., a Delaware corporation (the “Company”), for use at the 2025 Annual Meeting of Stockholders (the “Annual Meeting”) of the Company, to be held at 6900 E. Layton Avenue, 12th Floor, Denver, CO 80237, at 10:00 a.m. Mountain Daylight Time on Tuesday, June 17, 2025, and at any adjournment, postponement or rescheduling of the meeting, for the purposes set forth herein and in the attached notice of the Annual Meeting.
As is the practice of many other companies, the Company provides proxy materials by a “notice and access” process through the Internet. Those stockholders who wish to receive paper proxy materials may request a complimentary copy from the Company by following the instructions on the notice they received.
Only stockholders of record, as shown on the transfer books of the Company, at the close of business on April 21, 2025 (the “Record Date”) will be entitled to notice of, and to vote at, the Annual Meeting or any adjournment, postponement or rescheduling thereof. On the Record Date, there were 14,349,099 shares of the Company’s common stock, $0.001 par value per share (“Common Stock”), outstanding and entitled to vote at the Annual Meeting. The Common Stock is the only outstanding class of capital stock of the Company with voting rights. The Common Stock votes as a single class, with each share of Common Stock entitled to one vote on each matter to be considered at the Annual Meeting.
The principal executive offices of the Company are located at 6900 E. Layton Avenue, 12th Floor, Denver, CO 80237 and the telephone number of the Company is (800) 486-7647. To obtain directions to the location of our principal executive offices, where the Annual Meeting will be held in person, please contact our Corporate Secretary at that address or telephone number. References to the “Company,” “ModivCare,” “we,” “us” or “our” and similar terms mean ModivCare Inc. and, except as otherwise specified herein, its subsidiaries. When such terms are used in reference to the Common Stock, they refer specifically to ModivCare Inc.
This Proxy Statement and accompanying proxy card are being provided to Company stockholders on or about April 30, 2025.

Modivcare 2025 Proxy Statement	1

Proxy Statement Summary
Proposals to Be Voted Upon at the Annual Meeting

	Proposal Description	Board Recommendation	Where to Find More Information

1	Election of the seven Directors named in the proxy statement	FOR all nominees	10

2	Approval of non-binding advisory vote to approve named executive officer compensation	FOR	58

3	Ratification of appointment of KPMG LLP as the independent registered public accounting firm of the Company for 2025	FOR	60

About the Company
ModivCare Inc. is a technology-enabled healthcare services company that provides a suite of integrated supportive care solutions for public and private payors and their members. Its value-based solutions address the social determinants of health, or SDoH, by connecting members to essential care services. By doing so, ModivCare helps health plans manage risks, reduce costs, and improve health outcomes. ModivCare is a provider of non-emergency medical transportation, or NEMT, personal care services, or PCS, and in-home monitoring solutions, or Monitoring, which serve similar, highly vulnerable patient populations. The technology-enabled operating model in its NEMT segment includes the coordination of non-emergency medical transportation services supported by an infrastructure of core competencies in risk underwriting, contact center management, network credentialing, and claims management. Additionally, its personal care services in its PCS segment include placements of non-medical personal care assistants, home health aides and nurses primarily to Medicaid patient populations in need of care monitoring and assistance performing daily living activities in the home setting. ModivCare’s in-home monitoring solutions in its Monitoring segment include in-home clinical monitoring and quality improvement services that leverage personal emergency response systems, or PERS, vitals monitoring devices, relationship-based care and data-driven patient engagement solutions.

Corporate Governance Highlights
We have structured our corporate governance program to promote the long-term interests of stockholders, strengthen the accountability of our Board and management, and help build public trust in the Company.
Highlights of our efforts include:

Separation of the Chair of the Board and Chief Executive Officer roles

All Board committees chaired by independent directors, and all directors are independent other than our CEO director

Active Board and Board committee role in overseeing management of the Company’s risks

Annual Board and Board committee self-evaluations

Equity ownership guidelines for directors and executive officers

Cash and equity award plans with clawback provisions

Anti-hedging and anti-pledging policies for directors and executive officers

Reasonable director tenure, with an average of three years of service

Regular executive sessions of non-employee directors

No poison pill

2	Modivcare 2025 Proxy Statement

TABLE OF CONTENTS	Proxy Statement Summary

Business Highlights
During 2024, the Company continued the evolution of its business and technology that had positive impacts on its clients, transportation providers and members. The Company also retained core members of its executive leadership team, which was further enhanced by the addition of Chelsey Berstler, Executive Vice President of Personal Care Services. Economic pressure and rising costs had a significant impact on the Company’s payor clients which led to the attrition of clients. The Company delivered leading supportive care services to its payor partners and their members across its segments. NEMT successfully navigated challenges related to Medicaid redetermination and an evolving Medicare Advantage landscape. PCS transitioned from a decentralized model to a centralized hybrid operating model, balancing operational efficiency with local market expertise. Monitoring made strategic investments with the launch of chronic condition monitoring and virtual care management services.
Performance Highlights
While 2024 proved to be a challenging year in the complex and dynamic markets that the Company serves, the efforts of this executive leadership team during 2024 resulted in the Company maintaining consistent revenue compared to 2023 despite the significant disruption in 2024 from Medicaid redetermination, surging healthcare utilization and lower Medicare Advantage reimbursements. Additionally, the Company’s 2024 performance saw an increase in NEMT ride utilization and growth in the Personal Care segment, but these improvements were offset in part by Medicaid redetermination and contract churn.
2020 - 2024 Financial Detail
1.The increase in revenue from 2020 to 2021 is related to the acquisition of Simplura Health Group in November 2020. The increase in revenue from 2021 to 2022 is related to the acquisitions of Care Finders Total Care, LLC and VRI Intermediate Holdings, LLC, both in September 2021.
2.The net loss in 2023 and 2024 is related to a goodwill impairment charge that was recorded during the second quarter of 2023 and 2024, respectively.
3.Adjusted EBITDA is a financial measure that is not presented in accordance with accounting principles generally accepted in the United States of America, or GAAP. A reconciliation of Adjusted EBITDA to net income (loss), its most directly comparable GAAP financial measure, is provided in Appendix A to this Proxy Statement.
Executive Compensation Highlights ModivCare’s executive compensation philosophy is designed to attract, motivate and retain highly talented individuals by:

Designing aggregate total direct compensation to be competitive while allowing Company and/or individual performance to drive actual compensation up or down

Ensuring that there is a strong link between pay and performance against our business strategy, the metrics in our incentive programs, and the business results driving stockholder value

Aligning performance-driven compensation with stockholder interests, with a percentage of total pay tied to stock performance

Mitigating financial risk through sound plan design and decision-making, and with ongoing oversight

Our Compensation Committee uses balanced compensation practices to ensure that there is alignment in pay for performance for our executives.

Modivcare 2025 Proxy Statement	3

Proxy Statement Summary	TABLE OF CONTENTS
Culture of Inclusivity Highlights
Our team members serve our clients and members with compassion and care and are a reflection of the communities in which they live and work as well as the members they serve. With shared values around providing quality access to health care services in the communities we serve, our team members put passion into action using their qualifications and broad range of experiences which has helped us achieve our success to date. A key component of our growth and success is our focus on building a culture of belonging. We believe this commitment allows us to better understand member needs, while developing processes and solutions to meet those needs. We create and foster an inclusive, rewarding work environment, one that is fueled by our talented people who are united in quality care, innovative approaches, and community support. We believe that our dedication to embedding culture of inclusion and belonging throughout our Company and in our decision-making helps to cultivate a workplace that reflects the unique qualities of our members, clients, and team members.
Sustainability Highlights
We are committed to furthering our sustainability practices which are intended to create value for our stockholders and other stakeholders by building trust, driving innovation, mitigating risk, fostering team member engagement, increasing productivity and reducing costs. As a mission-driven supportive care services company, we are committed to integrating sustainability into our business strategy while addressing the social determinants of health. We are committed to responsible corporate citizenship and we continue to make progress on our sustainability initiatives as we provide high quality care and services every day to approximately 30 million members nationwide. While we are in the early stages of this journey, we are committed to advancing our sustainability practices as we focus on leveling the inequities in healthcare through our supportive care services, whether by providing a ride to a healthcare appointment, assisting with activities of daily living or engaging with a member who has a health emergency. We believe that these critical services should be provided equitably nationwide, especially for the most vulnerable populations. We focus on sustainability risks and opportunities that are believed to be the most relevant to our business and the most impactful to our stakeholders and the communities we serve. We encourage all of our team members to advance our sustainability initiatives in their daily routines as we work to drive positive health outcomes by transforming how we connect people to care. We published our 2023 Sustainability Report in May 2024 to showcase the achievements we have made related to sustainability. The Sustainability Report is accessible on ModivCare’s Investor Relations website at investors.modivcare.com. We have aligned the content of this report to our sustainability framework, composed of the following four pillars:

Responsible Business Practices	Member Support	Our Team	Environmental Management

We are committed to upholding ethical business practices, operating with high standards of compliance and corporate governance, and managing the business in a manner consistent with our values and purpose.
	We are committed to providing vulnerable populations supportive services in a safe and ethical way, enabling greater access to care, reducing costs, and improving outcomes.	We foster a diverse, inclusive, and safe workplace where our team members can learn, develop, contribute, thrive, and have a sense of belonging.	We are monitoring the environmental impact from our operational footprint, vendors and partners, in alignment with our intentions of responsible environmental stewardship.

4	Modivcare 2025 Proxy Statement

Voting Procedures
The presence, in person or represented by proxy, of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting will constitute a quorum for the transaction of business at the Annual Meeting. Abstentions will be included in the number of shares present at the Annual Meeting for the purposes of determining the presence of a quorum. So-called “broker non-votes” (described below) are not relevant in determining the absence or presence of a quorum at the Annual Meeting.
If you hold your shares in “street name” (that is, your shares are held in an account at and registered in the name of a brokerage firm, bank, broker-dealer or similar organization), your broker or other organization may exercise discretion to vote your shares under limited circumstances if you do not provide voting instructions before the Annual Meeting. These circumstances include voting your shares on so-called “routine matters,” such as the ratification of the appointment of our independent registered public accounting firm. With respect to routine matters, if you do not vote your shares, your bank, broker or other organization may vote your shares on your behalf or leave your shares unvoted. The election of directors and the non-binding advisory vote approving executive compensation, however, are not considered routine matters. When a proposal is not a routine matter and the brokerage firm or other organization has not received specific voting instructions from the beneficial owner of the shares with respect to that proposal, the brokerage firm cannot vote the shares on that proposal. In circumstances when there are both routine matters and non-routine matters being considered at the same meeting, such as at our upcoming Annual Meeting, the record owner brokers or other organizations that do not receive specific voting instructions from their beneficial owners are “entitled to vote” on the routine matter but not “entitled to vote” on the non-routine matters. This circumstance results in a “broker non-vote” on each of the non-routine matters. Accordingly, it is particularly important that beneficial owners instruct their brokers or other organizations how they wish to vote their shares on all matters to ensure their votes are counted as intended.
Approval of Proposal 1
Requires that the number of votes cast for each director nominee exceed the number of votes cast against each director nominee. Abstentions and broker non-votes are not considered votes cast for or against the election of directors and thus will have no effect on the election of directors.
Approval of Proposal 2
Requires the affirmative vote of the majority of shares present in person or represented by proxy and entitled to vote on the proposal at the Annual Meeting. Abstentions are considered present and entitled to vote on this proposal and will have the same legal effect as votes against such proposal. As a non-routine matter, we expect broker non-votes on this proposal, however, these broker non-votes will not count as votes for or against such proposal at the Annual Meeting because they represent shares not “entitled to vote” on the matter and thus will have no effect on the outcome of the voting on this proposal.
Approval of Proposal 3
Requires the affirmative vote of the majority of shares present in person or represented by proxy and entitled to vote on the proposal at the Annual Meeting. Abstentions are considered present and entitled to vote on Proposal 3 and will have the same legal effect as votes against such proposal. There are not expected to be any broker non-votes associated with this proposal, as the ratification of the appointment of our independent registered public accounting firm is a routine matter upon which record holder brokers and other organizations are entitled to vote the shares without specific instructions from their beneficial owners. As a result, if your shares are held in “street name” and you do not give your bank, broker or other organization instructions on how to vote, your shares may be voted by the bank, broker or other organization in its discretion.
Notice and Access
The Company uses the Internet as the primary means of furnishing proxy materials to stockholders. Stockholders will have received a Notice of Internet Availability of Proxy Materials (the “Notice”) with instructions for accessing the full proxy materials and voting via the Internet. The Notice will also provide information on how stockholders may obtain, without charge, paper copies of our proxy materials. The Company’s proxy materials are also available at www.proxyvote.com.

Modivcare 2025 Proxy Statement	5

Voting Procedures	TABLE OF CONTENTS
Stockholder of Record
If you are the stockholder of record with respect to your shares (that is, your shares are registered directly in your name with the Company’s transfer agent, Computershare Trust Company, N.A.), you may vote using the following methods:

In Person. You may vote in person at the Annual Meeting by requesting a ballot from a Company representative when you arrive.
Internet. You may vote by Internet at www.proxyvote.com. You will be prompted to enter your Control Number located on the Notice or proxy card and then follow the instructions provided to vote.
Telephone. You may vote by telephone at (800) 690-6903. You will be prompted to enter your Control Number located on the Notice or proxy card and then follow the instructions provided to vote.

Mail. If you requested printed copies of the proxy materials by mail, you may vote by proxy at the Annual Meeting by filling out the proxy card and following the voting instruction form included with your proxy materials and returning the properly completed proxy card in the envelope provided.

The deadline for registered stockholders to vote by Internet, telephone or mail is 11:59 p.m. Eastern Time on June 16, 2025.
Beneficial Owner of Shares Held in Street Name
If you are the beneficial owner of shares held in street name (that is, your shares are held in an account at and registered in the name of a brokerage firm, bank, broker-dealer or similar organization), you may vote using the following methods:

In Person. You must obtain a “legal proxy” from the organization that holds your shares. A legal proxy is a written document that authorizes you to vote your shares held in street name at the Annual Meeting. Please contact the organization that holds your shares for instructions regarding obtaining a legal proxy. You must bring a copy of the legal proxy to the Annual Meeting and ask for a ballot from a Company representative when you arrive. In order for your vote to be counted, you must hand both the copy of the legal proxy and your completed ballot to a Company representative to be provided to the inspector of elections.

Internet and Telephone. See the materials you received from your broker or other record holder organization to determine your ability to instruct your broker or other organization how you wish to cast your vote by Internet or telephone.

Mail. If you requested printed copies of the proxy materials by mail, you may vote by following the instructions of your bank, broker or other organization about how you wish to cast or instruct your organization how to cast your vote.

Changing or Revoking Your Vote
If you are a record holder of shares of Common Stock, after voting, you may change your vote one or more times by completing and returning a later dated and new proxy card to the Company, by voting again either by Internet or telephone as described in this Proxy Statement, or by voting in person at the Annual Meeting. You may request a new proxy card from the Company’s Corporate Secretary at the address below. You may revoke a proxy before its exercise by filing written notice of revocation with the Company’s Corporate Secretary at 6900 E. Layton Avenue, 12th Floor, Denver, CO 80237, before the Annual Meeting. The last vote received chronologically will supersede any prior votes. The deadline for registered stockholders to change their vote by Internet or telephone is 11:59 p.m. Eastern Time on June 16, 2025.
If you hold your shares as a beneficial holder through a brokerage firm, bank, broker-dealer or similar organization, please refer to your organization’s proxy card or other information forwarded by such organization to learn how you can revoke your proxy instructions and change your or your organization’s vote.

6	Modivcare 2025 Proxy Statement

TABLE OF CONTENTS	Voting Procedures
Failure to Provide Voting Instructions
Other than with respect to broker non-votes, if you submit a signed proxy card or vote by Internet or telephone, but do not indicate how you want your shares voted, the persons acting as proxies will vote your shares of Common Stock:

“FOR” the election of the director nominees, Todd J. Carter, Alec Cunningham, David Mounts Gonzales, Leslie V. Norwalk, Erin L. Russell, L. Heath Sampson and Daniel B. Silvers;	“FOR” the non-binding advisory vote to approve named executive officer compensation;	“FOR” the ratification of the appointment of KPMG LLP as the independent registered public accounting firm of the Company for the 2025 fiscal year.

With respect to any other matter that properly comes before the Annual Meeting, which is not expected, the proxy holders will vote the proxies in their discretion in accordance with their best judgment and in the manner they believe to be in the best interests of the Company and its stockholders.
Solicitation of Proxies
The entire cost of soliciting proxies, including the costs of preparing, assembling and, to the extent applicable, mailing the Notice, this Proxy Statement, the proxy card and any additional soliciting materials furnished to stockholders, will be borne by the Company. In addition to solicitation by mail, officers, directors or employees of the Company may solicit proxies in person or by telephone, facsimile or similar means without additional compensation. Upon request, the Company will pay the reasonable expenses incurred by record holders of the Common Stock who are brokers, dealers, banks or voting trustees, or their nominees, for sending proxy materials and the Annual Report on Form 10-K for the fiscal year ended December 31, 2024 (the “2024 Annual Report”) to the beneficial owners of the shares they hold of record.
As mentioned above, the Company is not presently aware of any matters that will be brought before the Annual Meeting that are not reflected in the attached Notice of the Annual Meeting. If any such matters are brought before the Annual Meeting, the persons acting as proxies will act or vote in accordance with their best judgment.

Modivcare 2025 Proxy Statement	7

Voting Securities of Certain Beneficial Owners and Management
The following table sets forth certain information, as of the Record Date, with respect to the beneficial ownership of ModivCare’s Common Stock by (a) each stockholder known by us to own beneficially more than 5% of the outstanding voting power of our Common Stock, (b) each of ModivCare’s directors and nominees for director, (c) each of ModivCare’s executive officers named in the “Summary Compensation Table” which follows, who are our named executive officers, and (d) all of ModivCare’s current directors and executive officers as a group. Except as otherwise specified, the named beneficial owner has sole voting and investment power with respect to the shares and the address for each beneficial owner of more than 5% of our Common Stock, director, director nominee and named executive officer is: c/o ModivCare Inc., 6900 E. Layton Avenue, 12th Floor, Denver, CO 80237.

Name of Beneficial Owner	No. of Shares of Common Stock Beneficially Owned(1)	Percent of Class(1)

5% or greater security holders
Coliseum Capital Management, LLC(2)	4,485,175	31.3%
AI Catalyst Fund, LP(3)	2,130,000	14.8%
Neuberger Berman Group LLC(4)	1,609,338	11.2%
Q Global Capital Management, L.P.(5)	1,221,933	8.5%
BlackRock, Inc.(6)	886,582	6.2%
Directors
Todd J. Carter	16,777	*
Alec Cunningham	—	—
David Mounts Gonzales(3)	2,130,000	14.8%
Leslie V. Norwalk	18,830	*
Erin L. Russell	—	—
L. Heath Sampson(7)	32,744	*
Daniel B. Silvers	—	—
Non-Director Named Executive Officers
Barbara Gutierrez(8)	4,081	*
Chelsey Berstler(9)	—	—
Jessica Kral10)	6,355	*
Henry Toledo(11)	5,557	*
Anne Bailey(12)	—	—
Ilias Simpson(13)	759	*
All current directors and executive officers as a group (13 persons)	2,218,594	15.5%
* Less than 1%
1.The securities “beneficially owned” by each stockholder are determined in accordance with the definition of “beneficial ownership” set forth in the regulations of the Securities and Exchange Commission (the “SEC”). Accordingly, they may include securities to which the stockholder has or shares voting or investment power or has the right to acquire voting or investment power within 60 days of the Record Date. Beneficial ownership may be disclaimed as to certain of the securities. As of the Record Date there were 14,349,099 shares of the Common Stock outstanding. The Common Stock is the only outstanding class of capital stock of the Company with voting rights. The Common Stock votes as a single class, with each share of Common Stock entitled to one vote on each matter presented at the Annual Meeting.
2.This information is based on ownership information reported in the Schedule 13D/A filed with the SEC on January 14, 2025 by Coliseum Capital Management, LLC (“CCM”), Coliseum Capital, LLC (“CC”), Coliseum Capital Partners, L.P. (“CCP”), Coliseum Capital Partners II, L.P. (“CCP2”), Adam Gray and Christopher Shackelton (105 Rowayton Avenue, Rowayton, CT 06853) and on the Form 4 filed with the SEC by the same entities and individuals on January 14, 2025. Based on information available in the Schedule 13D/A and the Form 4, the shares are held directly by (a) CCP, an investment limited partnership of which CC is general partner and for which CCM, a Delaware limited liability company, serves as investment adviser, (b) CCP2, an investment limited partnership of which CC is general partner and for

8	Modivcare 2025 Proxy Statement

TABLE OF CONTENTS	Voting Securities of Certain Beneficial Owners and Management
which CCM serves as investment adviser, (c) a separate account investment advisory client of CCM (the “Separate Account,” and, collectively with CCP and CCP2, the “Coliseum Stockholders”). CCM, Christopher Shackelton, and Adam Gray each have shared voting and shared dispositive power over 4,485,175 shares, CC has shared voting and shared dispositive power over 3,576,621 shares, CCP has shared voting and shared dispositive power over 3,463,284 shares, CCP2 has shared voting and shared dispositive power over 113,337 shares, and the Separate Account has shared voting and shared dispositive power over 908,554 shares. Christopher Shackelton, the former Chairman of our Board, and Adam Gray are managers of and have an ownership in each of CCM and CC and may be deemed to have an indirect pecuniary interest in the shares held by CCP, CCP2 and the Separate Account due to CCM’s right to receive performance-related fees from the Separate Account and CC’s right to receive performance-related fees from CCP and CCP2. Each of Christopher Shackelton, Adam Gray, CCP, CCP2, the Separate Account, CC and CCM disclaims beneficial ownership of these securities except to the extent of that person’s own pecuniary interest therein.
3.This information is based on the Schedule 13D/A filed with the SEC by AI Catalyst Fund, L.P., The AI Catalyst Fund GP, LLC and David Mounts Gonzales (1 W 4th Street, Suite 740, Winston-Salem, NC 27101) on March 7, 2025 and includes 2,130,000 shares over which the reporting persons each have shared voting and dispositive power.
4.This information is based on the Schedule 13G/A filed with the SEC by Neuberger Berman Group LLC (“Neuberger”) and Neuberger Berman Investment Advisers LLC (“Neuberger Investment”) (1290 Avenue of the Americas, New York, NY 10104) on May 9, 2024. Neuberger has shared voting power over 1,550,011 shares and shared dispositive power over 1,609,338 shares. Neuberger Investment has shared voting power over 1,549,892 shares and shared dispositive power over 1,609,219 shares.
5.This information is based on the Schedule 13G filed with the SEC by Q Global Capital Management, L.P., Q Global Advisors, LLC, Renegade Swish, LLC and Raynor Geoffrey (301 Commerce Street, Suite 3200, Fort Worth, TX 76102) on January 13, 2025 and includes 1,221,933 shares over which the reporting persons each have shared voting and dispositive power.
6.This information is based on the Schedule 13G/A filed with the SEC by BlackRock, Inc. (55 East 52nd Street, New York, NY 10055) on May 8, 2024, and includes 872,208 shares over which the reporting person reports having sole voting power and 886,582 shares over which the reporting person has sole dispositive power.
7.The shares reported include 17,154 shares of Common Stock issuable upon the exercise of stock options that are currently exercisable. The shares reported do not include 20,318 unvested restricted stock units (“RSUs”), 526 unvested stock options or 47,454 unvested Performance Restricted Stock Units (“PRSUs”), in each case, which vest more than 60 days from the Record Date.
8.The shares reported do not include 9,804 unvested RSUs or 22,062 unvested PRSUs, in each case, which vest more than 60 days from the Record Date.
9.The shares reported do not include 6,518 unvested RSUs or 9,777 unvested PRSUs, in each case, which vest more than 60 days from the Record Date.
10.The shares reported do not include 5,351 unvested RSUs or 11,866 unvested PRSUs, in each case, which vest more than 60 days from the Record Date.
11.The shares reported do not include 15,713 unvested RSUs or 20,916 unvested PRSUs, in each case, which vest more than 60 days from the Record Date.
12.Ms. Bailey’s service as an executive officer of the company terminated on June 21, 2024.
13.Mr. Simpson’s service as an executive officer of the company terminated on May 2, 2024.

Modivcare 2025 Proxy Statement	9

Proposal One: Election of Directors
The Company’s Second Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), provides that the number of directors be between four and eleven, as determined by the Board. In accordance with the Company’s Credit Agreement dated February 3, 2022, with JPMorgan Chase Bank, N.A., as administrative agent, swing line lender and an issuing bank, Wells Fargo Bank, National Association, as an issuing bank, Truist Bank and Wells Fargo Bank, National Association, as co-syndication agents, Deutsche Bank AG New York Branch, Bank of America, N.A., Regions Bank, Bank of Montreal and Capital One, National Association, as co-documentation agents, and JPMorgan Chase Bank, N.A., Truist Securities, Inc. and Wells Fargo Securities, LLC, as joint bookrunners and joint lead arrangers, and the other lenders party thereto, as amended through Amendment No. 5 thereto (“Amendment No. 5”) dated January 9, 2025 (as so amended through Amendment No. 5, the “Credit Agreement”; the lenders party to the Credit Agreement are referred to herein as the “Lenders”), the Board currently has established the total number of directors to be seven.
Under the Company’s Bylaws, to be elected in an uncontested election such as the election at this year’s Annual Meeting, a director nominee must receive more votes cast for such director nominee than cast against such director nominee. In an uncontested election, an incumbent director nominee must submit an irrevocable resignation that will be given effect only if (i) that director receives fewer votes cast for the director than against the director, and (ii) the resignation is accepted by the Board in accordance with the policies and procedures adopted by the Board for such purpose. In the event an incumbent director does not receive more votes cast for the director than against in an uncontested election, the Nominating and Governance Committee will make a recommendation to the Board as to whether to accept or reject the resignation or whether other action should be taken. The Board is required to act on the Nominating and Governance Committee’s recommendation no later than 90 days following certification of the stockholder vote. If any incumbent director does not receive more votes cast for the director’s election than against, the Board will publicly disclose its decision regarding accepting or not accepting a resignation within four business days of reaching its decision.
The Board proposes the election of Todd J. Carter, Alec Cunningham, David Mounts Gonzales, Leslie V. Norwalk, Erin L. Russell, L. Heath Sampson and Daniel B. Silvers for one-year terms expiring at the 2026 Annual Meeting. The director nominees were nominated by the Nominating and Governance Committee of our Board, which nomination was confirmed by the Board. Each nominee has consented to serve as a nominee for election to the Board, to be named in the Proxy Statement and to serve as a member of the Board if elected by the Company’s stockholders. Information regarding each nominee is set forth below.

Board Recommendation
____
The Board unanimously recommends that the stockholders vote “FOR” the election of Todd J. Carter, Alec Cunningham, David Mounts Gonzales, Leslie V. Norwalk, Erin L. Russell, L. Heath Sampson and Daniel B. Silvers as directors of the Company for one-year terms.

10	Modivcare 2025 Proxy Statement

TABLE OF CONTENTS	Proposal One
The Board has no reason to believe that the Board’s nominees will be unable to serve or will not serve if elected. If, at the time of the Annual Meeting, any nominee becomes unavailable for any reason for election as a director, the persons entitled to vote as proxy will vote for the election of such substitute(s), if any, as the Board may recommend.
All of our director nominees are incumbent directors of the Company, and each of Messrs. Carter and Sampson and Ms. Norwalk were previously elected by the stockholders at the 2024 Annual Meeting.
Unless directed otherwise, the persons acting as proxies intend to vote for the election of the listed nominees or, in the event of death, disqualification, refusal or inability of a nominee to serve, for the election of such other person as the Board may recommend in the place of such nominee to fill the vacancy.
The Board unanimously recommends that the stockholders vote “FOR” the election of Todd J. Carter, Alec Cunningham, David Mounts Gonzales, Leslie V. Norwalk, Erin L. Russell, L. Heath Sampson and Daniel B. Silvers as directors of the Company for the one-year terms.
The following table sets forth information with respect to the director nominees standing for election at the Annual Meeting as of the Record Date.

Name	Age
Todd J. Carter	61
Alec Cunningham	58
David Mounts Gonzales	61
Leslie V. Norwalk	59
Erin L. Russell	50
L. Heath Sampson	54
Daniel B. Silvers	48
The process undertaken by the Nominating and Governance Committee in selecting qualified director candidates is described below under the caption “Corporate Governance—Director Nomination Process—Director Nominee Selection Process.” Certain individual qualifications and skills of our directors that contribute to the Board’s effectiveness as a whole are described in each director’s biography.

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Proposal One	TABLE OF CONTENTS
Director Nominees

Todd J. Carter
____
Todd J. Carter is Chairman of Global Technology at Houlihan Lokey. Prior to assuming his role at Houlihan Lokey in October 2021, Mr. Carter served as Chief Executive Officer and Co-Founder of GCA Advisors, LLC (“GCA”), a global independent investment banking firm, since 2008 until GCA was acquired by Houlihan Lokey in October 2021. Mr. Carter also served on the board of directors of GCA. Prior to that, Mr. Carter served as Chairman, President and Chief Executive Officer of Savvian Inc., a global investment banking firm, and Perseus Group, a global asset management and investment banking firm. Prior to 2003, he was President of Robertson Stephens & Company Inc., a global investment banking and asset management firm, and served on the firm’s board of directors. Earlier in his career, Mr. Carter was employed by McKinsey & Company and Smith Barney Inc. Over the past two decades, Mr. Carter has advised on over 1,500 mergers and acquisitions, financings, takeover defenses, leveraged buyouts, divestures, leveraged recapitalizations, joint ventures, stock buybacks, and restructurings and has been actively involved as an early-stage and growth investor, primarily focused on the technology industry. He has invested in more than 100 companies, several of which he co-founded. Mr. Carter has also served on a number of public and private company boards as well as advisory and nonprofit boards. In the nonprofit area, he currently serves on UCSF’s Board of Overseers and the boards of Education SuperHighway and The Conservation Fund. Other selected involvement includes serving as Chairman of OneD Battery Science, a nanowire-material, high-performance battery company, and on advisory boards such as Foresite Capital and Victory Park Capital. Mr. Carter received a bachelor’s degree from the University of Texas and an MBA degree from Harvard Business School.
Mr. Carter brings to the Board global investment banking experience, including his service as founder and chief executive officer of a large independent global investment bank, and his extensive financial expertise and experience in the transaction advisory industry, as well as a broad span of expertise in the financial advisory and mergers and acquisitions sectors.

Board Committees: Compensation Committee member

Director Since: 2016

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TABLE OF CONTENTS	Proposal One

Alec Cunningham
____
Mr. Cunningham served as the Executive Vice President of CVS Health from February 2021 to July 2022 and as the Executive Vice President and Chief Operating Officer at Aetna, a CVS Health company and top private insurance provider in the United States from August 2019 to February 2021. Prior to this, he spent five years as President and Chief Executive Officer of ConcertoHealth and he spent nine years with WellCare Health Plans, a managed care provider of government-sponsored health insurance programs across the United States, where he served as Chief Executive Officer from 2009 to 2013. During his tenure as CEO, Mr. Cunningham led a strategic, operational, and financial transformation of WellCare. Mr. Cunningham holds an MBA from the University of Southern California and a bachelor’s degree in economics from Oklahoma State University.
Mr. Cunningham’s significant national experience with Medicaid, Medicare and other public-funded healthcare programs brings deep expertise in the policies and operations of government-sponsored health insurance programs and risk-bearing provider organizations to the Board. Mr. Cunningham also has unique experience delivering excellent operating results in development and turnaround situations which will help to guide the Company’s ongoing strategy as the healthcare regulatory environment continues to evolve.
Prior to his appointment in 2025, Mr. Cunningham was identified and recommended as a potential candidate to our Board by the Lenders under and pursuant to the Credit Agreement.

Board Committees: Chairperson of the Compensation Committee and Strategic Alternatives Committee member

Director Since: 2025

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Proposal One	TABLE OF CONTENTS

David Mounts Gonzales
____
David Mounts Gonzales is a General Partner of the AI Catalyst Fund, a significant shareholder in the Company, which invests in public companies to enhance their use of artificial intelligence and advanced technology through strategic engagement. He is an experienced chief executive and public company director, having served as CEO of Inmar Intelligence, a data-driven commerce and analytics platform, from 2010 to 2022, including as its Chairman from 2014 to 2022, and as a member of the board of directors of Evolv Technologies Holdings, Inc. (Nasdaq: EVLV), an AI-based security screening technology company, since November 2, 2023. Previously, he held senior leadership roles at Domino’s Pizza, Inc. as EVP of Supply Chain and CFO, driving innovation in technology, product, and logistics, and at UPS, Inc., where he held multiple executive positions, including International Country Manager, Corporate Controller, and SVP of UPS Capital. His expertise in AI, analytics, and strategic cost optimization will support the Company in driving operational efficiencies and long-term value creation. Mr. Mounts Gonzales holds an MBA from the Wharton School at the University of Pennsylvania and a Bachelor of Science degree from the University of Nevada, Las Vegas.
Mr. Mounts Gonzales has significant operations and financial management experience and has expertise in digital transformation and growth through disruptive technologies. This strong technological background provides the Board with expertise in artificial intelligence and advanced technology that help understand and drive digital transformation.
Prior to his appointment in 2025, Mr. Mounts Gonzales was identified and recommended as a potential candidate to our Board by a significant shareholder of the Company, AI Catalyst Fund.

Board Committees: Nominating and Governance Committee member

Director Since: 2025

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TABLE OF CONTENTS	Proposal One

Leslie V. Norwalk
____
Since September 2007, Ms. Norwalk has served as Strategic Counsel to Epstein Becker & Green, P.C. From 2001 to 2007, Ms. Norwalk served the Bush Administration in the Centers for Medicare & Medicaid Services (CMS). From 2006 to 2007, she was the Acting Administrator at CMS, where she managed the operations of federal health care programs, including Medicare and Medicaid. For the four years prior to that position, she was the agency’s Deputy Administrator. Prior to serving the Bush Administration, Ms. Norwalk practiced law with Epstein Becker & Green, P.C. where she advised clients on a variety of healthcare policy matters. She also served the first Bush administration in the White House Office of Presidential Personnel and the Office of the U.S. Trade Representative. Ms. Norwalk is currently a director on the public company boards of Neurocrine Biosciences, Inc. (Nasdaq: NBIX), a biopharmaceutical company, Arvinas Inc. (Nasdaq: ARVN), a clinical-stage biopharmaceutical company, Globus Medical Inc. (NYSE: GMED), an orthopedic medical device company, and CVS Health Corp. (NYSE: CVS), a healthcare company. Ms. Norwalk previously served on the public company boards of NuVasive Inc.from February 2014 until August 2023, Magellan Health from March 2019 until December 2021, Endologix from April 2015 until June 2020, and Centene from January 2022 until April 2022 . She also serves as an Advisor to several private equity funds. She received a bachelor's degree from Wellesley College and a Juris Doctor from George Mason University School of Law.
Ms. Norwalk’s significant healthcare regulatory and policy expertise, including her experiences with the Bush Administration on Medicare and Medicaid matters, provides healthcare industry expertise to the Board. Ms. Norwalk will be able to help guide the Company’s strategy, particularly as the healthcare regulatory environment continues to evolve.

Board Committees: Chairperson of the Board, Chairperson of the Nominating and Governance Committee, and Audit Committee member

Director Since: 2015

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Proposal One	TABLE OF CONTENTS

Erin L. Russell
____
Ms. Russell has extensive experience as an investment professional and board member. She was a principal of Vestar Capital Partners, L.P., a leading private equity firm, from August 2001 until April 2017, where she was a prominent leader of the healthcare team. During her time at Vestar, she evaluated more than 150 investment opportunities, executed numerous private- and public-market transactions, worked with management teams to create strategic plans and drive their implementation, and served as a member of multiple public and private boards. Ms. Russell is currently a director on the public company boards of Fortrea Holdings, Inc. (Nasdaq: FTRE), a contract research organization, eHealth, Inc. (Nasdaq: EHTH), an online health insurance marketplace, and Kadant Inc. (NYSE: KAI), a supplier of technologies and engineered systems. Ms. Russell previously served on the public company board of Tivity Health Inc. from March 2020 until its acquisition and delisting in June 2022. Her private company board experience in the healthcare sector also includes DeVilbiss Healthcare LLC, DynaVox Inc. and 21st Century Oncology Inc. Ms. Russell served as an industry advisor at Starboard Value Acquisition Corp. (NASDAQ: SVACU), a blank check company that completed a merger with Cyxtera Technologies in July 2021. Ms. Russell holds a bachelor’s degree in accounting from McIntire School of Commerce at the University of Virginia and an MBA from Harvard Business School.
Ms. Russell has over two decades of finance experience in the healthcare sector and she provides the Board with a high level of financial literacy and experience with capital and credit markets. This strong financial background provides the Board with financial expertise, including an understanding of financial statements, finance, capital and credit markets and accounting.
Prior to her appointment in 2025, Ms. Russell was identified and recommended as a potential candidate to our Board by the Lenders under and pursuant to the Credit Agreement.

Board Committees: Chairperson of the Audit Committee, Chairperson of the Strategic Alternatives Committee, and Compensation Committee member

Director Since: 2025

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TABLE OF CONTENTS	Proposal One

L. Heath Sampson
____
L. Heath Sampson has served as the Company’s President and Chief Executive Officer since July 27, 2022 and as the Company’s Former Chief Financial Officer from February 26, 2021 through September 2023. Mr. Sampson has nearly three decades of executive and financial leadership experience across a range of private and publicly traded companies. Most recently he served, beginning in April 2015, as Chief Executive Officer of Advanced Emissions Solutions, Inc., an environmental solutions provider to companies in coal-fired power generation, municipal water and other industries, where he orchestrated a successful company turnaround and transformation, after having served there from August of 2014 as Chief Financial Officer and Treasurer. Prior to that, he held Chief Financial Officer roles at private equity-owned Square Two Financial and within key business units at First Data Corporation. He began his career in auditing and business consulting at Arthur Andersen. Mr. Sampson graduated from the University of Denver with a Bachelor of Business Administration degree in accounting and a Master of Accountancy degree.
Mr. Sampson’s significant leadership experience across a variety of industries coupled with his background in auditing and business consulting are particularly relevant to Mr. Sampson’s service on the Board. Further, as the only Board member who is also a member of the Company’s management team, Mr. Sampson provides management’s perspective in Board discussions about the operations and strategic direction of the Company.

Director Since: 2022

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Proposal One	TABLE OF CONTENTS

Daniel B. Silvers
____
Daniel B. Silvers currently serves as the managing member of Matthews Lane Capital Partners LLC, an investment firm, a position he has held since 2015, and as Executive Chairman of Winventory, Inc., a tech-enabled event ticketing management partner, a position he has held since January 2024. Previously, Mr. Silvers served as Executive Vice President and Chief Strategy Officer at Inspired Entertainment, Inc. (Nasdaq: INSE), a gaming technology company, between 2016 and 2023 and as Chief Executive Officer and a director of Leisure Acquisition Corp. (“Leisure Acquisition”) (Nasdaq: LACQ), a special purpose acquisition company, from 2017 to 2021. Mr. Silvers was the President of SpringOwl Asset Management LLC, an investment management firm, from 2009 to 2015 (including predecessor entities). Mr. Silvers was the President of Western Liberty Bancorp, an acquisition-oriented holding company, from 2009 to 2010. From 2005 to 2009, Mr. Silvers served as a Vice President at Fortress Investment Group LLC, a leading global alternative asset manager. Prior to that, Mr. Silvers was a senior member of the real estate, gaming and lodging investment banking group at Bear, Stearns & Co. Inc., a global financial services firm, from 1999 to 2005. Mr. Silvers currently serves on the board of directors of MRC Global Inc. (NYSE: MRC), a distributor of industrial infrastructure products and services, a position he has held since April 2024. Mr. Silvers previously has served on the boards of directors of several public companies, including Leisure Acquisition from 2017 to 2021 and Avid Technology, Inc. (Nasdaq: AVID), a global media technology provider, from 2018 to 2023. Mr. Silvers holds a B.S. in economics and an MBA in finance from The Wharton School of the University of Pennsylvania. Mr. Silvers also received a Corporate Governance certification through the Director Education & Certification Program at the UCLA Anderson School of Management.
Mr. Silvers brings to the Board considerable executive level and public company board experience, along with corporate finance, capital allocation and capital markets expertise. Such experience and expertise will help guide the Company’s ongoing capital allocation strategies to grow stakeholder value.
Prior to his appointment in 2025, Mr. Silvers was identified and recommended as a potential candidate to our Board by the Lenders under and pursuant to the Credit Agreement.

Board Committees: Nominating and Governance Committee member, Audit Committee member, and Strategic Alternatives Committee member

Director Since: 2025

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TABLE OF CONTENTS	Proposal One
Non-Director Executive Officers
The following is a brief summary as of the Record Date of the background of each executive officer who is not a director:

Chelsey Berstler
____
Chelsey Berstler was appointed Executive Vice President of Personal Care Services in June 2024. Prior to joining ModivCare, Ms. Berstler was Chief Commercial Officer at NationsBenefits from June 2023 until June 2024, leading a significant portion of the Company’s workforce across call center, client services, and general operations, as well as market strategy and performance, sales and marketing. Prior to that she had a two-decade tenure at UnitedHealth Group where she held several senior leadership roles at UnitedHealthcare and Optum, including VP of Medicare Operations Performance, VP of Supply Chain and Payment Integrity, VP of Affordability, and Chief of Staff for the company’s OptumRx and Global business lines. Ms. Berstler sits on the board of The Redemption Project. Ms. Berstler holds an Executive Education certificate from Stanford University Graduate School of Business and holds a bachelor’s degree from Bethel University.

Title: Executive Vice President, Personal Care Services

Age: 45

Barbara Gutierrez
____
Barbara Gutierrez has served as the Chief Financial Officer since September 2023. Ms. Gutierrez has more than thirty years of experience in executive and financial leadership roles, with a deep background in the healthcare services industry. Ms. Gutierrez also has expertise with high-growth companies and has led transformational business initiatives. Prior to joining ModivCare, Ms. Gutierrez served as CFO at InnovAge, a public company that is one of the largest Program of All-Inclusive Care (PACE) providers in the country, from 2017 until July 2023. She continued to serve in a transitional role as a Senior Advisor at InnovAge from July 2023 until September 2023. Previously, Ms. Gutierrez served as CFO and Chief People Services Officer for Hero Practice Services, a practice management company focused on underserved children. She also previously held senior leadership roles with Strad Energy Services Ltd., Jones Knowledge Group, PhyCor and HealthOne (HCA). Ms. Gutierrez, a certified public accountant and chartered global management accountant, graduated with a B.S. in Accounting from the University of Denver.

Title: Chief Financial Officer

Age: 62

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Proposal One	TABLE OF CONTENTS

Faisal Khan
____
Faisal Khan has served as the Senior Vice President, General Counsel and Secretary since September 2024. Prior to that Mr. Khan served as the Vice President and Associate General Counsel since January 2023. Prior to joining ModivCare, Mr. Khan was Senior Counsel leading the provider practice at Nixon Gwilt Law, a nationally recognized healthcare innovation law firm, from September 2019 until January 2023. Mr. Khan previously worked in the Offices of the General Counsel for The MetroHealth System and University Hospitals Health System in Cleveland, Ohio, as well as the U.S. Department of Health and Human Services. Mr. Khan received his Juris Doctor from University of Wisconsin Law School and his undergraduate degree from Case Western Reserve University. Mr. Khan is licensed to practice law in Ohio, New York and Wisconsin.

Title: Senior Vice President, General Counsel and Secretary

Age: 44

Jessica Kral
____
Jessica Kral has served as the Chief Information Officer since June 2023. Ms. Kral has more than twenty-five years of leadership experience, with more than eight years as an executive leading diverse, global IT teams. Prior to joining ModivCare, Ms. Kral served as the SVP Strategy and Transformation for Optum Health Technology from June 2021 to May 2023 and served as the SVP and CIO Business Enablement and Technology for Optum Home & Community from May 2018 to June 2021. In addition, she served as the CIO at UnitedHealthcare and worked as an executive in the IT group for UnitedHealth Group. Ms. Kral, graduated with a BBA in marketing, business finance from University of Wisconsin-Eau Claire and holds an Executive and Professional Coaching Certificate from the University of Texas at Dallas.

Title: Chief Information Officer

Age: 51

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TABLE OF CONTENTS	Proposal One

Rebecca Orcutt
____
Rebecca Orcutt has served as the Senior Vice President, Chief Accounting Officer since August 2022. Ms. Orcutt has more than fifteen years of experience in the financial sector, with expertise encompassing a wide range of areas including Securities and Exchange Commission (SEC) reporting and policy, technical accounting, compliance with the Sarbanes-Oxley Act, as well as involvement in merger and acquisition (M&A) activities, and integrations of business combinations. Ms. Orcutt joined ModivCare in January 2021, where she initially held the position of Vice President, Financial Reporting and Accounting. Previously, she worked for over a decade in audit and assurance at KPMG LLP. Ms. Orcutt, a certified public accountant, graduated with a B.S. and a Master of Accountancy from the University of Denver.

Title: Senior Vice President, Chief Accounting Officer

Age: 39

Henry Toledo
____
Henry Toledo has served as the Chief People Officer since September 2023. Mr. Toledo has more than thirty years of experience in human resources, operations, and strategy. Prior to joining ModivCare, Mr. Toledo was Chief People Officer for Valet Living from January 2017 until August 2023. Previously, Mr. Toledo was Global Head of Learning, Talent, and Performance Operations at Citigroup and served as Division Vice President and General Manager of Automatic Data Processing’s Recruiting Technology business. Earlier in his career, he worked as an HR leader at WellCare Health Plans and Aramark. Mr. Toledo graduated with a master’s degree in management from Temple University, a bachelor’s degree in human resource management from Georgia State University, and holds an Artificial Intelligence: Business Strategy and Applications certificate from University of California, Berkeley, HAAS School of Business in addition to being a graduate from the Wharton School’s Advanced Management program.

Title: Chief People Officer

Age: 53

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Corporate Governance
Corporate Governance Guidelines
The Board maintains corporate governance guidelines to assist the Board in following corporate governance practices that serve the best interests of the Company and its stockholders, which can be found on our website at www.ModivCare.com/governance and are available in print to any stockholder who requests a copy by writing to our Corporate Secretary.

Board Leadership Structure
The Board recognizes that one of its key responsibilities is to evaluate and determine its optimal leadership structure so as to provide independent oversight of management. The Board understands that there is no single, generally accepted approach to providing Board leadership and recognizes that, depending on the circumstances, other leadership models might be appropriate. Accordingly, the Board periodically reviews its leadership structure.
The Board has determined to separate the roles of CEO and Chairman of the Board between two individuals. The Board believes this leadership structure is appropriate because it strengthens the Board’s independence and enables the CEO to focus on the management of our business.
Independence of the Board
The Board believes that independence depends not only on our directors’ individual relationships, but also on the Board’s overall attitude. Providing objective, independent judgment is at the core of the Board’s oversight function. Under our corporate governance guidelines, the Board makes an affirmative determination regarding the independence of each director annually upon the recommendation of the Nominating and Governance Committee. An “independent director” is a director who is independent of management, free from any relationship that, in the judgment of the Board, would interfere with the exercise of independent judgment as a director and who meets the definition set forth in the Nasdaq rules. Our Board has affirmatively determined that each of Messrs. Carter, Cunningham, Mounts Gonzales and Silvers and Mses. Norwalk and Russell are independent directors. Frank Wright, who served as a director in fiscal year 2024 until his departure from the Board in June 2024 and Rahul Samant and Christopher Shackelton, who both served as directors in fiscal year 2024 until their departure in December 2024, also qualified as independent directors while serving on the Board. Additionally, Garth Graham, who served as a director for the entirety of fiscal year 2024 and until his departure in February 2025 and David Coulter and Richard Kerley, who both served as directors for the entirety of fiscal year 2024 and until their departure in April 2025, also qualified as independent directors while serving on the Board. Also, Neal Goldman, who served as a director from December 2024 to February 2025 and Craig Barbarosh, who served as a director from December 2024 to April 2025, also qualified as independent directors while serving on the Board.
The Board’s Role in Risk Oversight
The Board has an active role, as a whole and at the committee level, in overseeing management of the Company’s risks. The Board regularly reviews information regarding the Company’s credit, liquidity and operations, as well as the risks associated with each. The Company’s Compensation Committee is responsible for overseeing the management of risks relating to the Company’s executive compensation plans and arrangements. The Audit Committee oversees management of financial risks as well as the Company’s information technology, data privacy and cybersecurity risks. The Nominating and Governance Committee manages risks associated with the independence of the Board, potential conflicts of interest as well as legal and regulatory compliance. The Compensation Committee oversees risks related to the Company’s compensation programs. The Audit Committee and the Nominating and Governance Committee jointly oversee the Company’s risks related to governance of sustainability and other material related matters, with the Audit Committee focusing on such matters that relate to financial reporting or processes that could have a material impact on the Company’s operations, financial statements, or reporting obligations. The Strategic Alternatives Committee was formed in April 2025 pursuant to the Credit Agreement and in furtherance of the Company’s planned strategic divestitures. The Strategic Alternatives Committee is responsible for overseeing the sales processes for the Company’s Monitoring and Personal Care Services businesses and will also support the Board in connection with the evaluation of cost savings and optimization initiatives. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed through attendance at committee meetings or committee reports about such risks. In addition, members of senior management regularly provide reports to the Board about their respective areas of responsibility and any related risks. These reports include actions taken by senior management to monitor and control such risks.

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TABLE OF CONTENTS	Corporate Governance
Compensation Risks
Prudent risk management is necessary to deliver long-term, sustainable Company value. The Compensation Committee believes that the Company’s executive compensation program supports the objectives described below without encouraging inappropriate or excessive risk-taking. In reaching this conclusion, the Compensation Committee considered in particular the following attributes and risk mitigation features of our compensation program:
•discourages risk-taking that produces short-term results at the expense of building long-term value;
•the maximum payout levels for bonuses and equity-based compensation are capped by the Compensation Committee;
•the Compensation Committee can exercise negative discretion to reduce annual cash incentive compensation payments;
•the Compensation Committee uses an independent compensation consultant that performs no other services for the Company, except at the direction of the Compensation Committee;
•the Compensation Committee has the authority to make retroactive adjustments to incentive compensation pursuant to the Company’s clawback policy; and
•the Compensation Committee reviews, in consultation with the Company’s outside compensation advisors, data contained in our peers’ proxy filings, to arrive at a compensation program that aligns with the interests of the Company.
Communication with the Board
Stockholders may communicate with the Board as a whole, the non-management directors or any individual director, by sending a letter to ModivCare Inc., c/o Corporate Secretary, 6900 E. Layton Avenue, 12th Floor, Denver, CO 80237. In the letter, the stockholder must identify him or herself as a stockholder of ModivCare. The Corporate Secretary may require reasonable evidence that the communication is being made by or on behalf of a stockholder before the communication is transmitted to the individual director or to the Board as a whole. Depending on the subject matter, the Corporate Secretary will either (i) promptly forward to the Chairperson of the Audit Committee and the General Counsel any communication alleging legal, ethical or compliance issues by management or any other matter deemed by the Corporate Secretary to be potentially material to the Company or (ii) not forward to the Board, any committee or any director, any communications of a personal nature or not related to the duties of the Board, including, without limitation, junk mail and mass mailings, business solicitations, routine customer service complaints, new product or service suggestions, opinion survey polls or any other communications deemed by the Corporate Secretary to be immaterial to the Company.
Meetings of the Board of Directors and Committees
During fiscal year 2024, the Board held twenty-four meetings. In addition, during fiscal year 2024, the Audit Committee held seven meetings, the Compensation Committee held six meetings, and the Nominating and Governance Committee held seven meetings. During fiscal year 2024, all directors attended at least 75% of the aggregate of the meetings of our Board and of the Committees on which each director served (during the period he or she served).
Members of the Board and its committees also consulted informally with management from time to time and acted at various times by written consent without a meeting during fiscal year 2024. Additionally, the independent members of the Board met in executive session regularly without the presence of management.
The Corporate Governance Guidelines provide that all of the directors should attend (either telephonically or in person) the annual meeting of stockholders, absent unusual circumstances. All of the directors who were directors at the time of the meeting attended the 2024 annual meeting of stockholders, with the exception of Mr. Coulter.
Committees of the Board of Directors
The Board has four separately designated standing committees: the Audit Committee, the Compensation Committee, the Nominating and Governance Committee and the Strategic Alternatives Committee, each as described below. The Audit, Compensation, and Nominating and Governance Committees are each governed by a written charter approved by the Board and the Strategic Alternatives Committee is governed by Amendment No. 5 to the Credit Agreement and the implementing resolutions. A copy of each committee’s charter is available on our website at www.ModivCare.com/governance and Amendment No. 5 to the Credit Agreement is included as Exhibit 10.1 to the Current Report on Form 8-K filed with the SEC on January 10, 2025. ModivCare intends to disclose any amendments to the committee charters required by the SEC or listing standards of Nasdaq at the same location on our website. The information contained on our website is not part of, and is not incorporated by reference in, this Proxy Statement or any other report we file with or furnish to the SEC.

Modivcare 2025 Proxy Statement	23

Corporate Governance	TABLE OF CONTENTS

Audit Committee	The Audit Committee currently consists of Ms. Russell (Chairperson), Ms. Norwalk and Mr. Silvers.
The primary function of our Audit Committee is to assist our Board in fulfilling its responsibility to oversee management’s conduct of our financial reporting process, including review of our financial reports and other financial information, our system of internal accounting controls, the qualifications and independence of our independent auditors, the performance of our internal audit staff and independent auditors, and, together with our Nominating and Governance Committee, our compliance with legal and regulatory requirements and the Company’s corporate responsibility programs relating to, and management of the Company’s strategies, initiatives, risks, opportunities, and related reporting obligations with respect to the governance of sustainability and other material related matters. Our Audit Committee has sole authority to appoint, retain, compensate, evaluate and terminate our independent auditors and to approve all engagement fees and terms for our independent auditors. In addition, our Audit Committee provides oversight to the Company’s information security and data privacy programs.
The Board has determined that each member of the Audit Committee is independent as defined by the applicable Nasdaq listing standards and applicable SEC rules and that each member meets the heightened independence standards under the SEC rules applicable to audit committee members. The Board has determined that Ms. Russell and Mr. Silvers are each an “audit committee financial expert” as defined in applicable SEC rules. Except for Ms. Norwalk, none of the current members of the Audit Committee served on the committee during 2024.

Compensation Committee	The Compensation Committee currently consists of Mr. Cunningham (Chairperson), Mr. Carter and Ms. Russell.
The primary function of our Compensation Committee is to assist our Board in discharging its responsibilities relating to compensation of our executives. These responsibilities include reviewing our general compensation and overseeing the development and implementation of compensation programs and policies. Our Compensation Committee determines and approves compensation for our executive officers (other than our CEO), based on the recommendations made by our CEO meeting in executive session with the Compensation Committee. Our Compensation Committee also reviews, and makes recommendations to the Board regarding, the compensation of our CEO. The Compensation Committee also administers the Company’s equity-based compensation plans. Under its charter, the Compensation Committee may, in its discretion, form and delegate all or a portion of its authority, duties and responsibilities to one or more subcommittees or to an officer of the Company (so long as such officer does not decide his or her own compensation).
In 2024, the Compensation Committee continued the engagement of an independent compensation consultant, Meridian Compensation Partners, LLC (“Meridian”), a nationally recognized consulting firm, to review the executive compensation programs (including executive pay levels) and assist in structuring short-term and long-term incentive programs for executive and operational management. Meridian reports directly and solely to the Compensation Committee. Meridian does not provide any other services to the Company, except at the direction of the Compensation Committee. The Compensation Committee assessed the independence of Meridian pursuant to the applicable rules and concluded that Meridian’s work did not raise any conflict of interest that would prevent it from independently representing the Compensation Committee.
The Board has determined that each member of the Compensation Committee is independent as defined in applicable Nasdaq listing standards and that each member meets the heightened independence standards under the SEC rules applicable to compensation committee members. Except for Mr. Carter, none of the current members of the Compensation Committee served on the committee during 2024.

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Nominating and Governance Committee	The Nominating and Governance Committee currently consists of Ms. Norwalk (Chairperson), Mr. Mounts Gonzales and Mr. Silvers.
The primary functions of our Nominating and Governance Committee are to establish criteria for selecting new directors, to identify, screen and recruit new directors, to recommend to our Board a slate of director nominees for election at our next annual meeting of stockholders, and, together with our Audit Committee, to oversee our compliance with legal and regulatory requirements and the Company’s corporate responsibility programs relating to, and management of the Company’s strategies, initiatives, risks, opportunities, and related reporting obligations with respect to the governance of sustainability and other material related matters.
The Board has determined that each member of the Nominating and Governance Committee is independent as defined in applicable NASDAQ listing standards. Except for Ms. Norwalk, none of the current members of the Nominating and Governance Committee served on the committee during 2024.

Strategic Alternatives Committee	The Strategic Alternatives Committee currently consists of Ms. Russell (Chairperson), Mr. Cunningham and Mr. Silvers.
The Strategic Alternatives Committee was formed in April 2025 pursuant to the Credit Agreement and in furtherance of the Company’s planned strategic divestitures. The Strategic Alternatives Committee is responsible for overseeing the sales processes for the Company’s Monitoring and Personal Care Services businesses. The Strategic Alternatives Committee will also support the Board in connection with the evaluation of cost savings and optimization initiatives.
The Board has determined that each member of the Strategic Alternatives Committee is independent as defined in applicable Nasdaq listing standards.
Director Nomination Process
Director Qualifications
Nominees for director are selected on the basis of outstanding achievement in their careers and other factors, including: board experience; education; whether they are independent under applicable Nasdaq listing standards and applicable SEC rules; financial expertise; integrity; ability to make independent, analytical inquiries; understanding of the business environment; industry experience; and willingness to devote adequate time to Board and committee duties. The proposed nominee should also be free of conflicts of interest that could prevent such nominee from acting in the best interest of ModivCare and our stockholders. Additional special criteria apply to directors being considered to serve on a particular committee of the Board, which are set forth in the applicable committee charters. For example, members of the Audit Committee must meet additional standards of independence and have the ability to read and understand ModivCare’s financial statements.
Director Nominee Selection Process
In evaluating potential director nominees, including those identified by stockholders or by the lenders pursuant to the Credit Agreement, for recommendation to our Board, our Nominating and Governance Committee seeks individuals with talent, ability and experience from a wide variety of backgrounds, consistent with the criteria approved by the Board. Although we have no minimum qualifications, a candidate should represent the interests of all stockholders, and not those of a special interest group, have a reputation for integrity and be willing to make a significant commitment to fulfilling the duties of a director.

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Corporate Governance	TABLE OF CONTENTS
Our Nominating and Governance Committee will screen and evaluate all recommended director nominees based on the criteria set forth above, as well as other relevant considerations. Our Nominating and Governance Committee will retain full discretion in considering its nomination recommendations to our Board. In identifying, evaluating and nominating individuals to serve as directors, our Board and its Nominating and Governance Committee do not rely on any preconceived guidelines or rules. Rather, our Board and its Nominating and Governance Committee believe that the Company is best served by directors with a wide range of perspectives, professional experiences, skills and other individual qualities and attributes and who come from diverse backgrounds.
To become a nominee, a director must also submit an irrevocable resignation to the Board that is contingent upon (a) such director receiving more votes cast against the director’s election than for the director’s election in the uncontested election, and (b) acceptance of that resignation by the Board in accordance with the policies and procedures adopted by the Board for such purpose. The director must also complete and submit a questionnaire with respect to his or her background and qualifications and execute a written representation and agreement in the form provided by the Company upon request (the “Director/Prospective Director Agreement”).
The Director/Prospective Director Agreement shall require directors and nominees to disclose voting commitments and compensation arrangements and represent that the director or nominee, if elected, would be in compliance with all applicable corporate governance, conflicts of interest, confidentiality, securities ownership and stock trading policies and guidelines of the Company, and also provides for the immediate resignation of a director if such person is found by a court of competent jurisdiction to have breached the Director/Prospective Director Agreement in any material respect.
The Nominating and Governance Committee will consider properly submitted stockholder recommendations for director candidates. Director candidates recommended by stockholders are given the same consideration as candidates suggested by directors and executive officers. The Nominating and Governance Committee has the sole authority to select, or to recommend to the Board, the nominees to be considered for election as a director.
The officer presiding over the annual meeting of stockholders, in such officer’s sole and absolute discretion, may reject any nomination not made in accordance with the procedures outlined in this Proxy Statement and ModivCare’s Bylaws. Under ModivCare’s Bylaws, a stockholder who desires to nominate directors for election at an annual meeting of stockholders must comply with the procedures summarized below. Interested stockholders may review ModivCare’s Bylaws, at no cost, on the SEC’s website, www.sec.gov, as Exhibits 3.5 and 3.6 to our 2024 Annual Report filed with the SEC on March 6, 2025, or by submitting a written request directed to the Company’s Corporate Secretary at the address given in the paragraph below.
Stockholder Nominations
ModivCare’s Bylaws require nominations by stockholders for directors to be elected at a meeting of stockholders which have not previously been approved by the Board must be submitted to our Corporate Secretary in writing, either by personal delivery, nationally recognized express mail or United States mail, postage prepaid, at 6900 E. Layton Avenue, 12th Floor, Denver, CO 80237, not earlier than the close of business on the 120th calendar day, and not later than the close of business on the 60th calendar day, prior to the first anniversary of the immediately preceding year’s annual meeting; provided, however, that in the event that no annual meeting was held in the previous year or the annual meeting is called for a date that is more than 30 calendar days earlier or more than 60 calendar days later than such anniversary date, notice by the stockholder in order to be timely must be so delivered or received no earlier than the close of business on the 120th calendar day prior to the date of such annual meeting and not later than the close of business on the later of the 60th calendar day prior to the date of such annual meeting or, if the first public announcement of the date of such annual meeting is less than 70 calendar days prior to the date of such annual meeting, the 10th calendar day following the day on which public disclosure of the date of such annual meeting is first made by the Company.
Each notice of nomination is required to contain certain information set forth in our Bylaws.
A majority of the Board may reject any nomination by a stockholder not timely made or otherwise not made in accordance with the terms of the Company’s Bylaws. If a majority of the Board reasonably determines that the information provided in a stockholder’s notice does not satisfy the informational requirements in any material respect, the Corporate Secretary will promptly notify such stockholder of the deficiency in writing. The stockholder will then have an opportunity to cure the deficiency by providing additional information to the Corporate Secretary within such period of time, not to exceed ten (10) days from the date such deficiency notice is given to the stockholder, as a majority of the Board reasonably determines. If the deficiency is not cured within such period, or if a majority of the Board reasonably determines that the additional information provided by the stockholder, together with the information previously provided, does not satisfy the requirements in any material respect, then a majority of the Board may reject such stockholder’s nomination.

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TABLE OF CONTENTS	Corporate Governance
Compensation of Non-Employee Directors
In assessing compensation elements and making compensation decisions with respect to our non-employee directors, the Compensation Committee engaged Meridian in 2024 to provide independent advice and recommendations. The non-employee director compensation program (as described below) was approved in 2017 and expanded in 2024, as included as Exhibit 10.6 to our 2024 Annual Report, to include non-employee members of the Board who have entered into written letter agreements with the Company. The Compensation Committee also relies on information about the director compensation practices of a peer group of companies of similar size to the Company in related industries (see the information under the caption “Executive Compensation—Discussion and Analysis—Approach for Developing the Executive Compensation Program” below), as well as its own judgment and prior experience, in determining director compensation.
As compensation for their service as directors of the Company in 2024 (and consistent with the program approved in April 2017), each non-employee member of the Board received an $85,000 annual cash retainer, with the exception of Mr. Barbarosh and Mr. Goldman who, pursuant to their letter agreements with the Company, received a $40,000 per month cash fee and a $7,500 per diem amount under limited circumstances. For service as committee chairs, the Chairperson of the Audit Committee received an additional retainer of $35,000 and the Chairpersons of the Compensation Committee and Nominating and Governance Committee each received an additional retainer of $20,000. For service as Chairperson of the Board, the Chairperson of the Board received an additional retainer of $35,000 which increased to $100,000 beginning in December 2024. Members of the Audit Committee, the Compensation Committee and the Nominating and Governance Committees (other than the Chairpersons) received an additional retainer of $15,000, $7,500 and $7,500, respectively. Payment of the cash retainers were made on a monthly basis in advance of each month of service. In addition, each non-employee member of the Board is eligible to receive an annual equity retainer. With the exception of Mr. Barbarosh and Mr. Goldman, the Company’s target value of the equity retainer for non-employee members of the Board in 2024 was $130,000, based on the closing stock price of the Company’s stock on the grant date. Except for certain expense reimbursements noted below, no additional payments were made to non-employee members for participating in Board and committee meetings. Non-employee members of the Board may elect to receive unrestricted shares of Common Stock in lieu of cash compensation. Each of Messrs. Coulter and Wright elected to receive all or a portion of their 2024 director cash compensation in the form of unrestricted shares of Common Stock, which was granted on a quarterly basis on the last trading day of each quarter.
On February 14, 2024, Mr. Carter, Mr. Coulter, Dr. Graham, Mr. Kerley, Ms. Norwalk and Mr. Samant were each awarded 2,658 restricted stock awards under the Company’s 2006 Long-Term Incentive Plan (the “2006 Plan”) for their annual equity award. On February 14, 2024, Coliseum Capital Partners, L.P. (“CCP”) was granted 2,658 stock equivalent units in lieu of an award to Mr. Shackelton. With the exception of Mr. Samant and Mr. Shackelton’s awards, all of these awards vested on February 14, 2025, the first anniversary of the grant date. Mr. Samant’s and Mr. Shackelton’s service as members of the Board of Directors ended in December 2024 and as such, the restricted stock awards granted in connection with Mr. Samant’s 2024 annual board of director grant and the stock equivalent units granted in connection with Mr. Shackelton’s 2024 annual board of director grant were forfeited prior to vesting.

Non-employee directors are also reimbursed for reasonable expenses incurred in connection with attending meetings of the Board and meetings of Board committees.

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The following table shows for the fiscal year ended December 31, 2024, information with respect to the compensation of our non-employee directors:
2024 Director Compensation Table

Name	Fees Earned ($)	Stock Awards ($)(1)	Total ($)

Craig A. Barbarosh(2)	11,613	—	11,613
Todd J. Carter	92,500	129,955	222,455
David A. Coulter	92,500	129,955	222,455
Neal Goldman(2)	11,613	—	11,613
Garth Graham	92,500	129,955	222,455
Richard A. Kerley*	140,000	129,955	269,955
Leslie V. Norwalk†*	120,000	129,955	249,955
Rahul Samant(3)	100,000	129,955	229,955
Christopher S. Shackelton(4)	120,000	129,955	249,955
Frank J. Wright(5)	48,076	—	48,076
† Denotes Board Chair as of December 31, 2024
* Denotes Committee Chair as of December 31, 2024
1.Represents the aggregate grant date fair value of the stock and stock equivalent units granted in fiscal year 2024. The aggregate grant date fair value of the restricted shares was computed in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718-Compensation-Stock Compensation (“ASC 718”).
The aggregate number of unvested stock awards outstanding for each non-employee director as of December 31, 2024 is shown below, all of which vested on February 14, 2025:

Name	Unvested Restricted Stock Awards

Craig Barbarosh(2)	—
Todd J. Carter	2,658
David A. Coulter	2,658
Neal Goldman(2)	—
Garth Graham	2,658
Richard A. Kerley	2,658
Leslie V. Norwalk	2,658
Rahul Samant(3)	—
Frank J. Wright(5)	—
The aggregate number of unvested stock equivalent units outstanding for each non-employee director as of December 31, 2024 is shown below:

Name	Unvested Stock Equivalent Units

Christopher S. Shackelton(4)	—
2.Mr. Barbarosh and Mr. Goldman were appointed to the Board of Directors effective December 23, 2024. Both directors were entitled to cash compensation pursuant to letter agreements for their service on the Board and neither were granted stock awards in connection with their appointments. This amount reflects the prorated amount of cash compensation received for their service on the Board through December 31, 2024.
3.Mr. Samant’s service as a member of the Board of Directors ended in December 2024, and as such, the restricted stock granted in connection with his 2024 annual board of director grant was forfeited prior to vesting.

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4.All of Mr. Shackelton’s compensation for service on the Board inured to the benefit of CCP pursuant to this entity’s policy regarding Mr. Shackelton’s service on the board of companies in which it has an equity interest. Since Mr. Shackelton’s service as a member of the Board ended in December 2024, the stock equivalent units granted in connection with his 2024 annual board of director grant were forfeited prior to vesting.
5.Mr. Wright’s service as a member of the Board of Directors ended in June 2024 after the 2024 Annual Meeting, and as such, no annual grant was made and he was paid for his Board fees through the date at which his service on the Board ended.
Stock Ownership Guidelines for Non-Employee Directors
Pursuant to our stock ownership guidelines, our non-employee directors are expected to own shares of our Common Stock with a value equal to five times their annual retainer (excluding compensation for board or committee chair, committee member or lead director positions held).
The following counts towards meeting the required holding level:
•shares held directly or indirectly;
•shares underlying any vested RSUs held under our equity-based director compensation program;
•any unvested time-based restricted shares or RSUs held under our equity-based director compensation program (calculated on an assumed net after-tax basis); and
•shares owned jointly with or in trust for, immediate family members residing in the same household.
Non-employee directors are not permitted to sell compensatory shares of our Common Stock until they have reached the required holding level, except if such sale is effected to satisfy tax obligations or to pay the exercise price of options. This holding requirement does not apply to shares purchased by a non-employee director in the market or from the Company for cash unless acquired by exercise of a compensatory option. In the event a non-employee director does not achieve his or her holding level set forth above and sells shares of our Common Stock in violation of the stock ownership guidelines, the Board will consider all relevant facts and take such actions as it deems appropriate under the circumstances. As of December 31, 2024, none of our non-employee directors met the holding level under our stock ownership guidelines.
Delinquent Section 16 Reports
Section 16 of the Exchange Act requires our executive officers, directors and persons who beneficially own more than 10% of a registered class of the Common Stock to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of ModivCare.
To the Company’s knowledge, based solely on a review of the copies of such reports filed with the SEC and written representations that no other reports were required, the Company believes that all Section 16 officers, directors and greater than 10% beneficial owners of the Company’s common stock complied with applicable Section 16 requirements during the fiscal year ended December 31, 2024, except for that (i) one Form 4 reporting one transaction for each of Messrs. Coulter, Toledo, Sampson and Simpson and Mses. Bailey, Kral and Orcutt was filed late and (ii) two Forms 4 reporting one transaction each were filed late for Ms. Gutierrez.
Family Relationships
There are no family relationships among any of our directors and executive officers.
Certain Relationships and Related Party Transactions
Policy Regarding Certain Relationships and Related Party Transactions
Pursuant to its written charter, the Audit Committee has adopted a Related Person Transaction Policy that, subject to certain exceptions, requires the Audit Committee (or the chair of the Audit Committee in certain instances) to review and either ratify, approve or disapprove all “transactions” with “related persons,” which have the meanings given to such terms in Item 404(a) of Regulation S-K of the Securities Act of 1933, as amended.
In determining whether to approve or ratify a transaction with a related person under the policy, the Audit Committee is to consider all relevant information and facts available to it regarding the transaction and take into account factors such as the related person’s relationship to the Company and interest in the transaction (direct or indirect), the terms of the transaction and the benefits to the Company of the transaction. No director is to participate in the approval of a related person transaction for which he or she is a related person or otherwise has a direct or indirect interest.

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The Audit Committee reviews and assesses ongoing related person transactions, if any, on at least an annual basis to determine whether any such transactions remain appropriate or should be modified or terminated.
Each year our directors and officers complete directors’ and officers’ questionnaires, which, among other things, are designed to elicit information relating to transactions with the Company in which the officer or director or any immediate family member of such officer or director has a direct or indirect interest. We also make inquiries quarterly of officers and directors to identify any additional related person transactions that have arisen since the last inquiry as a means to ensure all potential transactions subject to the policy are captured. These questionnaires are reviewed by our General Counsel and any such transactions or other related person transactions are brought to the attention of the Audit Committee as appropriate.
Related Party Transactions
The following includes a summary of transactions since January 1, 2024 to which we have been a party, in which the amount involved in the transaction exceeded $120,000, and in which any of our directors, executive officers or, to our knowledge, beneficial owners of more than 5% of our capital stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than equity and other compensation, termination, change in control, and other arrangements, which are described under the section entitled “Executive Compensation.”
Purchase and Exchange Agreement
Pursuant to a Purchase and Exchange Agreement (the “Agreement”), dated January 9, 2025, among the Company, CCP and Blackwell Partners LLC - Series A, on March 14, 2025, CCP, a beneficial owner of more than 5% of our capital stock, (i) purchased $24.0 million in aggregate principal amount of the Company’s 5.000%/10.000% Second Lien Senior Secured PIK Toggle Notes due 2029 (the “Second Lien Notes”) and (ii) exchanged $16.2 million in aggregate principal amount of the Company’s existing 5.000% Senior Notes due 2029 held by CCP for an equivalent principal amount of Second Lien Notes (the “Exchange” and together with all other transactions contemplated thereunder, including the reimbursement of fees, the “Coliseum Transactions”). In addition, the Company reimbursed an aggregate of $150,000 in fees and expenses to CCP under the Agreement. The Company’s stockholders approved the Coliseum Transactions at a Special Meeting of Stockholders held on March 13, 2025.
Compensation Committee Interlocks and Insider Participation
The Compensation Committee consists of Mr. Cunningham (Chairperson), Mr. Carter and Ms. Russell. Mr. Samant also served as a member of our Compensation Committee effective April 2024 until his departure from the Board in December 2024, Mr. Kerley also served as a member of our Compensation Committee for 2024 until his departure from the Board in April 2025, Mr. Barbarosh also served as a member of our Compensation Committee effective December 2024 until his departure from the Board in April 2025, and Mr. Goldman also served as a member of our Compensation Committee effective December 2024 until his departure from the Board in February 2025. No person who served as a member of the Compensation Committee during the fiscal year ended December 31, 2024 was a current or former officer or employee of ModivCare, or engaged in any transactions with us which was required to be disclosed by regulations of the SEC. None of ModivCare’s executive officers served as a director or member of the compensation committee of another entity, one of whose executive officers served as a member of our Board or as a member of our Board’s Compensation Committee.

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Executive Compensation
Compensation Discussion and Analysis
Introduction
This Compensation Discussion and Analysis explains the executive compensation program for the following individuals, who are referred to as the named executive officers (“NEOs”):
•L. Heath Sampson – President, Chief Executive Officer, and Former Chief Financial Officer*
•Barbara Gutierrez – Chief Financial Officer*
•Chelsey Berstler – Executive Vice President of Personal Care Services*
•Jessica Kral – Chief Information Officer*
•Henry Toledo – Chief People Officer*
•Anne Bailey – Former President of ModivCare Home*
•Ilias Simpson – Former President of ModivCare Mobility*
*Mr. Sampson has served as Chief Executive Officer since July 2022 and his service as Chief Financial Officer ceased in September 2023. Ms. Gutierrez has served as Chief Financial Officer since September 2023. Ms. Berstler has served as Executive Vice President of Personal Care Services since June 2024. Ms. Kral has served as Chief Information Officer since June 2023. Mr. Toledo has served as Chief People Officer since August 2023. Ms. Bailey’s service as President of ModivCare Home began in March 2023 and ceased in June 2024. Mr. Simpson’s service as President of ModivCare Mobility began in April 2022 and ceased in May 2024.
Executive Summary
Despite the challenging macroeconomic environment which is characterized by high inflation rates, elevated interest rates, labor shortages, volatility in capital markets and rising recession risk and its impact on business and society at large, the Company continued to evolve its business and technology in ways that delivered positive outcomes for its clients, transportation providers and members. The Company also retained core members of its executive leadership team, which was further enhanced by the addition of Chelsey Berstler, Executive Vice President of Personal Care Services. Economic pressure and rising costs had a significant impact on the Company’s payor clients which led to the attrition of clients. The Company delivered leading supportive care services to its payor partners and their members across its segments. NEMT successfully navigated challenges related to Medicaid redetermination and an evolving Medicare Advantage landscape. PCS transitioned from a decentralized model to a centralized hybrid operating model, balancing operational efficiency with local market expertise. Monitoring made strategic investments with the launch of chronic condition monitoring and virtual care management services.

We strengthened our executive leadership team with the addition of Chelsey Berstler, Executive Vice President of Personal Care Services.
We advanced key technology and cost structure optimization initiatives.
We strengthened our capital position with the successful refinancing of Senior Notes that were coming due in 2025.
While 2024 proved to be a challenging year in the complex and dynamic markets that the Company serves, the efforts of this executive leadership team during 2024 resulted in the Company maintaining consistent revenue compared to 2023 despite the significant disruption in 2024 from Medicaid redetermination, surging healthcare utilization and lower Medicare Advantage reimbursements.

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Executive Compensation	TABLE OF CONTENTS
2020 - 2024 Financial Detail
1.The increase in revenue from 2020 to 2021 is related to the acquisition of Simplura Health Group in November 2020. The increase in revenue from 2021 to 2022 is related to the acquisitions of Care Finders Total Care, LLC and VRI Intermediate Holdings, LLC, both in September 2021.
2.The net loss in 2023 and 2024 is related to a goodwill impairment charge that was recorded during the second quarter of 2023 and 2024, respectively.
3.Adjusted EBITDA is a financial measure that is not presented in accordance with accounting principles generally accepted in the United States of America, or GAAP. A reconciliation of Adjusted EBITDA to net income (loss), its most directly comparable GAAP financial measure, is provided in Appendix A to this Proxy Statement.
Against this challenging macroeconomic environment, the Compensation Committee has utilized four key objectives to continue to engage, retain and motivate the Executive Leadership Team at ModivCare. For 2024, this included enhancing the performance-based aspect of our compensation strategy through the introduction of a new structure of performance restricted stock units (“PRSUs”). The structure of PRSUs introduced in 2022 aligned executive performance with Company performance by tying the outcome of these awards to common stock price appreciation target values, in addition to time-based vesting restrictions. The structure of PRSUs introduced in 2023 sought to further align executive performance with Company performance by tying the vesting of these awards to Adjusted EBITDA and Revenue targets, as applicable to each grant, in addition to time-based vesting restrictions. The new structure of PRSUs introduced in 2024 was granted with a performance target split that assigns 40% of the value to EBITDA goals of the Company and 60% of the value to the Company’s Relative Total Shareholder Return (rTSR), in addition to time-based vesting restrictions. This structure is built toward the Company’s performance goals while also aligning executive compensation with the Company’s performance in relation to its peers.
The guiding principles of our compensation philosophy are intended to meet the following objectives:

1	Market competitiveness
2	Pay-for-Performance
3	Align with Stockholder Interests
4	Risk Mitigation

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TABLE OF CONTENTS	Executive Compensation
We use market and stockholder driven compensation practices to ensure that there is alignment in pay for performance for our executives.

What we do:	“Double-trigger” change of control provisions
Emphasize pay for performance
Maintain a clawback policy that covers both cash and equity compensation and addresses reputational and financial risk as well as risk management failures
Use an independent compensation consultant
Limit executive perquisites
Maintain robust stock ownership guidelines applicable to all of our executive officers and directors
Provide a significant portion of officer compensation in variable at-risk pay elements
Conduct competitive benchmarking to understand market-typical officer pay levels and practices

What we do not do:	No “single-trigger” accelerated vesting of equity-based compensation
No tax gross-ups on executive perquisites
No short-selling, hedging or pledging of Company securities
No excessive perquisites
No trading in Company securities during black-out periods, except under limited circumstances, including Rule 10b5-1 trading plans
No repricing of stock options without stockholder approval
No excise tax “gross ups” upon change in control

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Executive Compensation	TABLE OF CONTENTS
The elements of our performance-based compensation program in 2024 were as follows:

Component of Performance-Based Compensation	Description of Program

Short-Term Incentive Plan (the “STI”)	The STI was designed to provide financial incentive to the executives for achieving in-year goals that aligned to value creation. As further described below under “2024 Executive Compensation Program Decisions—Short-Term Incentive Plan,” no cash awards were earned under the STI by our NEOs based on 2024 performance.
Long-Term Incentive Program (the “LTI”)	The LTI was designed to align the eligible executives’ incentives with our stockholders’ interests to achieve increases in our stock value. As further described below under “2024 Executive Compensation Program Decisions—Long-Term Incentive Program,” equity awards were granted under the LTI to each of our NEOs in 2024.
STI Determinations
As further described below under “2024 Executive Compensation Program Decisions—Short-Term Incentive Plan,” the Compensation Committee utilized Compensation Adjusted EBITDA, a non-GAAP financial measure that is reconciled to its most directly comparable GAAP financial measure, net income, in Appendix A to this Proxy Statement, as the financial measure against which to determine whether payouts would be made to executives under the 2024 STI. The Compensation Committee chose to use Compensation Adjusted EBITDA, among other reasons, to motivate the executives to manage, to the extent reasonably practicable, the Company’s operating expenses to the amounts that were included in the Company’s Board approved 2024 operating budget. For the 2024 STI, Compensation Adjusted EBITDA was determined by adjusting publicly disclosed EBITDA by certain items that were not included in the Company’s Board approved 2024 operating budget.
LTI Determinations
As further described below under “2024 Executive Compensation Program Decisions—Long-Term Incentive Program,” equity awards were granted under the LTI in 2024 to each of Messrs. Sampson, Simpson and Toledo and Mses. Gutierrez, Berstler, Kral and Bailey. Since Mr. Simpson’s employment with the Company terminated in May 2024 and Ms. Bailey’s employment with the Company terminated in June 2024, the awards granted under the LTI to either individual were forfeited and will not vest.
Stockholder Say-on-Pay and Company Response
In establishing and recommending 2024 compensation for the NEOs, the Compensation Committee considered the results of the Say-on-Pay vote at the 2024 annual meeting of stockholders. At the 2024 annual meeting, our stockholders approved our executive compensation for the 2023 fiscal year with the affirmative vote of approximately 80% of shares present in person or represented by proxy and entitled to vote on the proposal. Our Board recognizes that executive compensation is important to stockholders and takes this into account when reviewing the compensation program throughout the year. We believe that we have established a performance-based compensation plan that aligns the compensation paid to NEOs with value delivered to stockholders.
Discussion and Analysis
Executive Compensation Philosophy
ModivCare’s compensation philosophy is designed to attract, incentivize and retain highly talented individuals with diverse backgrounds and experience who are committed to our core values and our goal of balancing mission and margin.
The guiding principles for our compensation philosophy are:
•Offer Market Competitive Compensation - Aggregate total direct compensation (base salary, variable pay and long-term incentive) should be near the market median (if affordable) and allows company and/or individual performance to drive actual compensation up or down, including above target pay at the market median when performance warrants it;
•Pay-for-Performance - There should be a strong link between our business strategy, the performance metrics in our short-term and long-term incentive programs, and the business results that drive enterprise value;

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•Align with Stockholder Interests - A significant portion of pay should be performance-based, with the percentage of total pay tied to performance increasing proportionally with a leader’s level of responsibility, and the compensation policies should include an opportunity for, and a requirement of, significant equity ownership intended to align the interests of NEOs and stockholders; and
•Risk Mitigation - Financial risk should be managed through sound plan design and decision-making, with the Compensation Committee and its independent compensation consultant reviewing our executive compensation plans and programs for inappropriate risk on an ongoing basis.
Looking forward to 2025, and recognizing that the Company’s current common stock value is lower substantially than in prior year periods, the Company has not yet approved an LTI for its 2025 compensation period; the Company continues with its advisors to evaluate its options to develop an appropriate 2025 LTI intended to motivate its executives to enhance long-term value while also minimizing equity dilution.
2024 Compensation Components
The specific components of the 2024 compensation program for NEOs were as follows:

Component	Description	Purpose

Base Salary	Fixed cash component established upon hire (and adjusted from time to time) based on overall skills and experience.	Provide competitive fixed compensation to attract and retain executive talent, reward individual performance, and address market competitiveness.

Short-Term Incentive Plan (the “STI”)	The STI for our NEOs is based on Company financial and NEO individual performance metrics, as described further below.	Provide financial incentive to the executives to reward them for achieving specific strategic, organizational, financial and individual goals that are intended to improve Company value.

Long-Term Incentive Program (the “LTI”)
The LTI provides for the grant to the eligible NEOs of a combination, depending on the executive, of stock options, restricted stock units (RSUs) and performance restricted stock units (PRSUs).
Our stock options provide NEOs with the right to purchase Company stock after a specified date, at an exercise price equal to the closing market price on the grant date.
Our restricted stock units provide NEOs with the right to receive shares of Company common stock on a specified date in the future after vesting occurs. RSUs retain the right to receive dividends on the underlying shares, however such dividends are not paid until the RSUs vest. RSUs do not provide voting rights.
Our performance restricted stock units provide NEOs with the right to receive shares of Company common stock based on the achievement of certain performance targets, in addition to time-based vesting restrictions. In 2024, the PRSUs were structured with a performance target split of 40% performance condition and 60% market condition. The 40% performance aspect of the PRSUs ties to EBITDA goals set by the Company and the 60% market condition ties to the achievement of various Relative Total Shareholder Return (rTSR) targets.

Provide motivation to align the executives’ incentives with our stockholders’ interests in achieving increases in our stock value. The combination of stock options, RSUs and PRSUs furthered the Compensation Committee’s objectives of directly aligning executive compensation with stockholder interests, with (1) the stock option component motivating performance through stock price appreciation (i.e., stock options have no value if stock price does not appreciate), (2) RSUs providing incentives for long-term retention of key executives and (3) PRSUs motivating performance through achievement of EBITDA goals and relative total shareholder return, and providing incentives for long-term retention and aligning compensation to the Company’s performance in relation to its peers.

Benefits and Perquisites	We provide benefits generally available to all employees and we provide additional benefits for NEOs. Perquisites for NEOs relate to enhanced insurance and other non-cash benefits. See the discussion below under the caption “—Benefits and Perquisites” for further detail.	Provide a competitive level of employee benefits; aids in attraction and retention of key executives.

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Component	Description	Purpose
Post-Termination Compensation	NEOs are eligible for payments post-termination, as specified below under the caption “—Potential Payments Upon Termination or Change in Control.”
Provide an appropriate level of payment in the event of a termination in connection with a change in control or certain other termination events in order to motivate executives to put the Company’s long-term objectives ahead of their own.

Other Policies	•Stock Ownership Guidelines •Clawback Policy •Anti-Hedging / Anti-Pledging Policy •Insider Trading Policy	Enhance alignment between executive and stockholder interests.

Approach for Developing the Executive Compensation Program
The compensation of our CEO is determined by the Compensation Committee, subject to the approval of the full Board excluding our CEO. Our CEO annually reviews the performance of each NEO, other than himself, relative to the annual performance goals established for the year. Our CEO then makes recommendations to the Compensation Committee with respect to all aspects of the compensation of the other NEOs who report directly to him, but the Compensation Committee exercises discretion and has the final decision with respect to executive compensation.
In 2024, the Compensation Committee engaged Meridian to assess the competitiveness of pay for the executive officers and provide independent advice and recommendations to the Compensation Committee regarding executive compensation. In order to avoid conflicts of interest, Meridian only does work authorized by the Compensation Committee. The Compensation Committee annually reviews Meridian’s independence as contemplated by the Compensation Committee’s charter and applicable Nasdaq rules, and determined in 2024 that there were no conflicts of interest.
We believe it is appropriate for NEO pay to be competitive with the market for comparable executives. To achieve this objective, we assess market data for a peer group of companies established by the Compensation Committee, with the assistance of its compensation consultant, from time to time. The peer group chosen for purposes of the 2024 compensation decisions is provided below. The group is composed of 17 health services related companies that were comparable to us in terms of business mix and size (e.g., revenue, EBITDA, and market capitalization) when it was chosen for 2024.

2024 Peer Group
Acadia Healthcare Company, Inc.	Brookdale Senior Living Inc.	National HealthCare Corporation
AdaptHealth Corp.	Chemed Corporation	Option Care Health, Inc.
Addus HomeCare Corporation	CorVel Corporation	Select Medical Holdings Corporation
Amedisys, Inc.	Encompass Health Corporation	The Ensign Group, Inc.
Apollo Medical Holdings, Inc.	Enhabit, Inc.	Veradigm Inc. (formerly Allscripts)
Aveanna Healthcare Holdings Inc.	Healthcare Services Group, Inc.
In addition to comparative market data (peer group and survey data), the Compensation Committee takes into consideration other factors, including global economic conditions and an individual’s role, tenure, experience, skills and performance when making compensation decisions.

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2024 Executive Compensation Program Decisions
The following decisions were made for fiscal year 2024 regarding each of these compensation components:
Base Salary
The Compensation Committee has periodically reviewed and set salaries for NEOs at levels intended to be competitive, as further discussed under the caption “—Approach for Developing the Executive Compensation Program,” and to provide the appropriate level of fixed compensation for each individual’s role at the Company. In determining the NEOs’ base salaries, the Compensation Committee has considered the internal pay comparisons within the executive group at the Company, individual performance, overall financial performance of the Company, and market data, as appropriate. Annual base salaries for our NEOs were as follows:

Name	2023(1) ($)	20241) ($)

L. Heath Sampson	750,000	800,000
Barbara Gutierrez	500,000	500,000
Chelsey Berstler(2)	—	425,000
Jessica Kral	425,000	425,000
Henry Toledo	425,000	425,000
Anne Bailey(3)	500,000	500,000
Ilias Simpson(3)	500,000	500,000
1.Reflects annual base salaries for our NEOs established for the full calendar years ended December 31, 2023 and 2024, respectively, without adjustment for partial years worked.
2.Ms. Berstler’s employment commenced in 2024 and, therefore, did not have a base salary in 2023.
3.Ms. Bailey and Mr. Simpson both terminated their employment with the Company in June 2024 and May 2024, respectively, and therefore, did not receive their full base salaries in 2024.
Short-Term Incentive Plan
In the design of the 2024 STI plan, the Compensation Committee, in consultation with management, adopted Compensation Adjusted EBITDA targets that were tied to the Company’s Board approved 2024 operating budget. As shown in the reconciliation included in Appendix A to this Proxy Statement, Compensation Adjusted EBITDA is calculated by increasing the Company’s publicly disclosed EBITDA by the amount by which certain operating expenses identified in such reconciliation were not included in the Company’s Board approved 2024 operating budget. As was the case in 2020, 2021, 2022 and 2023, the 2024 STI plan provided for a bonus opportunity for each executive based 75% on consolidated financial performance, measured in 2024 by Compensation Adjusted EBITDA, and 25% on individual performance goals established by the Compensation Committee in consultation with the CEO.
Compensation Adjusted EBITDA for 2024 was approximately $123 million and such amount was used to determine the STI payout at 0% of target under the 2024 STI.

Named Executive Officer	Target STI Opportunity as a % of Salary	Target STI Opportunity Value ($)(1)

L. Heath Sampson	100%	800,000
Barbara Gutierrez	100%	500,000
Chelsey Berstler	90%	382,500
Jessica Kral	90%	382,500
Henry Toledo	75%	318,750
Anne Bailey	100%	500,000
Ilias Simpson	100%	500,000
1.The amounts listed in this column are annualized targets and do not necessarily reflect the amounts actually paid to NEOs.

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With respect to the portion of the STI that was tied to individual performance, the amount of the award for each executive was calculated as (A) 75% of the Target Incentive Plan Opportunity Value set forth above, multiplied by (B) the percentage of individual performance objectives achieved,multiplied by (C) 0% (the 2024 STI payout). Mr. Sampson’s individual performance objectives centered around achievement of the full remediation of carryover material weaknesses and an effective Sarbanes Oxley (SOX) program, extending, renewing, and winning annual contracts in our NEMT segment, meeting Adjusted EBITDA targets in our Personal Care segment, and furthering momentum in various innovation programs in our Monitoring segment. For the other NEOs, performance objectives centered around, among other things:
•expanding the sales pipeline including extension and renewal of existing contracts;
•achieving revenue and EBITDA targets;
•implementing cost-saving initiatives to maximize value and operational efficiency;
•increasing Caregiver supply in our Personal Care business with emphasis on hiring and retaining quality candidates;
•ensuring ongoing control program effectiveness of our Sarbanes Oxley key controls;
•strengthening our capital structure through the refinancing of debt prior to maturity;
•increasing cash flow through a strategic shift in contract structure in our NEMT segment;
•building sustainable processes in governance and risk management; and
•developing strategic talent planning initiatives to support, engage, and retain top performers and align their growth with organizational goals.
As a result of the Company’s performance for 2024 coming in below the Compensation Adjusted EBITDA targets set by the Compensation Committee, neither Mr. Sampson nor the other NEOs were awarded STI payouts in 2024.
Long-Term Incentives
In an effort to retain, motivate, and continue to align the Company’s executive officers’ interests with stockholders’ interests and value creation, the Compensation Committee grants long-term incentive awards under its LTI to the executive officers as deemed appropriate by the Compensation Committee from year to year. The Compensation Committee introduced a new structure of PRSUs in 2024 which vest three years from the grant date at a performance target split of 40% performance condition and 60% market condition. The 40% performance condition depends on the Company’s achievement of certain EBITDA goals set by the Company and the 60% market condition depends on the Company’s attainment of certain Relative Total Shareholder Return (rTSR) goals set by the Company. These PRSUs were included in the LTI grants made to executive officers in a ratio of 60% PRSUs and 40% restricted stock units, which have inherent retention value.
Each of Messrs. Sampson, Toledo and Simpson and Mses. Gutierez, Kral and Bailey received share grants in February 2024 in connection with the Company’s annual 2024 LTI award that consisted of 60% PRSUs and 40% RSUs. Ms. Berstler received inducement grants in connection with her employment arrangement with the Company which were awarded in July 2024. The Compensation Committee considered various factors in determining the value of the individual equity grants, including the individuals’ roles, performance, historical LTI grants, and market data. As a result of their employment being terminated with the Company in May 2024, both of Mr. Simpson’s and Ms. Bailey’s 2024 LTI awards were forfeited.
The following table summarizes the equity grants made to the NEOs during 2024. For more details regarding the equity grants to our NEOs, please see the Grants of Plan Based Awards Table on page 45.

Named Executive Officer	Grant Date		Restricted Stock Units	Performance Restricted Stock Units	Grant Date Fair Value ($)(1)

L. Heath Sampson	2/14/2024	(2)	12,433	18,650	1,685,011
Barbara Gutierrez	2/14/2024	(2)	6,134	9,202	831,368
Chelsey Berstler	7/31/2024	(3)	6,518	9,777	336,127
Jessica Kral	2/14/2024	(2)	4,345	6,518	588,885
Henry Toledo	2/14/2024	(2)	5,214	7,822	706,685
Anne Bailey	2/14/2024	(4)	6,134	9,202	831,368
Ilias Simpson	2/14/2024	(5)	6,134	9,202	831,368

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1.This column shows the aggregate grant date fair value of the stock options, restricted stock units and performance restricted stock units calculated in accordance with FASB ASC Topic 718, based on the assumptions set forth in our 2024 Annual Report (Note 13, Stock-Based Compensation and Similar Arrangements). The grant date fair value of the performance restricted stock units is calculated at the performance target split with 40% of the fair value calculated using the closing stock price on the date of the grant and 60% of the fair value calculated using a Monte-Carlo valuation model, as determined under FASB ASC 718 for awards with a performance condition and awards with a market condition, respectively, based on the probable outcome of the performance condition as of the grant date with inputs to the model of risk-free rate, closing stock price, and volatility.
2.This grant represents the annual 2024 LTI award. The RSUs vest in approximately 1/3 increments on February 14, 2025, February 14, 2026 and February 31, 2027, and the PRSUs vest on February 14, 2027, subject to the satisfaction of the performance and market conditions, and in each case, subject to continued employment through such dates.
3.Granted in connection with Ms. Berstler’s appointment as Executive Vice President of Personal Care Services. The RSUs vest in approximately 1/3 increments on July 31, 2025, July 31, 2025, and July 31, 2027, and the PRSUs vest on July 31, 2027, subject to the satisfaction of the performance and market conditions, and, in each case subject to continued employment through such dates.
4.This grant represents the annual 2024 LTI award. The RSUs were scheduled to vest in approximately 1/3 increments on February 14, 2025, February 14, 2026 and February 14, 2027, and the PRSUs were scheduled to vest on February 14, 2027, subject to the satisfaction of the performance and market conditions, however, due to the termination of Ms. Bailey’s employment as of June 21, 2024, her unvested RSUs and PRSUs as of such date were forfeited and will not vest.
5.This grant represents the annual 2024 LTI award. The RSUs were scheduled to vest in approximately 1/3 increments on February 14, 2025, February 14, 2026 and February 14, 2027, and the PRSUs were scheduled to vest on February 14, 2027, subject to the satisfaction of the performance and market conditions, however, due to the termination of Mr. Simpson’s employment as of May 2, 2024, his unvested RSUs and PRSUs as of such date were forfeited and will not vest.
Benefits and Perquisites
401(k) Plans
All NEOs are eligible to participate in our 401(k) Plan and to receive a Company match, subject to plan requirements and contribution limits established under the Internal Revenue Code of 1986, as amended (the “IRC”). NEOs are eligible to receive matching contributions under our 401(k) Plan up to 6% of the amount of the participant’s elective contributions.
Executive Non-Qualified Deferred Compensation Plan
Our NEOs are eligible to participate in our Executive Deferred Compensation Plan (the “Deferred Compensation Plan”), pursuant to which participants may elect to defer up to 10% of their annual base salary and up to 100% of their annual cash bonus. If elected, amounts deferred under the Deferred Compensation Plan, as adjusted for applicable earnings gains and losses and fees, would be credited to an account in the participant’s name and would remain fully vested at all times. Participants may allocate account balances to one or more notional investments, and the value of their Deferred Compensation Plan account balance would increase or decrease based on the performance of their selected investment options.
Under the Deferred Compensation Plan, participants may elect to receive distributions of their deferred amounts either upon separation from service or as of a specified in-service distribution date. Upon separation from service for any reason, the deferred amounts would be paid in a lump sum within eight months following the separation date. In addition, participants may elect to receive a hardship distribution of any deferred amounts due to an eligible unforeseeable emergency.
During fiscal year 2024, none of our NEOs elected to participate in the Deferred Compensation Plan.
Other Benefits and Perquisites
During fiscal year 2024, our NEOs received, to varying degrees, a limited amount of other benefits, including certain group life, health, medical and other non-cash benefits generally available to all salaried employees. More detail on these benefits and perquisites may be found in the “Summary Compensation Table.”

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Other Compensation Policies
Stock Ownership Guidelines for NEOs
We believe that promoting stock ownership aligns the interests of our continuing NEOs with those of our stockholders and provides strong motivation to build Company value. Under our stock ownership guidelines, continuing NEOs are expected to own shares of our Common Stock with a value equal to the following multiple of their respective base salaries:

Executive	Stock Ownership Guideline as a Multiple of Salary
CEO	5x annual base salary
Other NEOs	3x annual base salary
The following will count towards meeting the required holding level:
•shares held directly or indirectly;
•shares underlying any vested RSUs received under our equity-based compensation program;
•shares underlying any unvested time-based restricted shares or RSUs received under our equity-based compensation program (calculated on an assumed net after-tax basis);
•shares owned jointly with, or in trust for, immediate family members residing in the same household.
Continuing NEOs are required to hold all compensatory shares of our Common Stock until they have reached the required holding level described above. This holding requirement does not apply to shares purchased by an NEO in the market or from the Company for cash unless acquired by exercise of a compensatory option. In the event an NEO does not achieve his or her holding level set forth above and sells shares of our Common Stock in violation of the Company’s stock ownership guidelines, the Board will consider all relevant facts and take such actions as it deems appropriate under the circumstances. None of the NEOs met the required holding level under the stock ownership guidelines at December 31, 2024.
Clawback
It is the Company’s policy that the Compensation Committee has, to the extent permitted by governing law, the sole and absolute authority to make retroactive adjustments to any excess cash or equity-based incentive compensation paid to executive officers and certain other officers where the payment was predicated upon the achievement of certain financial results that were subsequently the subject of a restatement. In accordance with the Company’s clawback policy (the “Clawback Policy”), which is intended to comply with Nasdaq rules implementing Exchange Act Rule 10D-1, any such incentive compensation received within the three fiscal years prior to the restatement is subject to retroactive adjustment. The Company may seek cash repayment from the executive, offset compensation due to the executive by the amount subject to retroactive adjustment or cancel the executive’s outstanding awards. Where applicable, we will seek to recover any amount determined to have been inappropriately received by the individual executive.
In addition to the Clawback Policy, the 2006 Plan grants the Compensation Committee the sole and absolute discretion to impose any further clawback, recovery or recoupment provisions in equity award agreements as the Compensation Committee determines necessary, advisable or appropriate, including the recoupment of previously acquired equity awards or other cash or property upon the occurrence of a termination for cause or a violation of post-employment restrictive covenants.
Anti-hedging / anti-pledging
We have a policy that prohibits employees, executive officers and the Board from engaging in any hedging or monetization transactions, or other financial arrangements that establish a short position in our Common Stock or otherwise are designed to hedge or offset a decrease in market value. In addition, we have a policy that prohibits our employees, executive officers and the Board from pledging our Common Stock as collateral for a loan or for a margin account.
Insider Trading Policy
The Company has adopted an insider trading policy (the “Insider Trading Policy”) which is reasonably designed to promote compliance with insider trading laws and applicable rules and regulations, including those imposed by the SEC and Nasdaq. The Insider Trading Policy applies to all directors, officers and employees of the Company and prohibits purchases, sales, gifts and any other transactions involving the Company’s securities or the securities of any other companies while in possession of material non-public information regarding the Company or such other companies and from disclosing such information to others. It also imposes additional restrictions on directors, officers and certain other employees who regularly have access to such material non-public information, including blackout periods and pre-clearance requirements. Because the Company has not historically engaged in stock

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buybacks and grants awards during open windows, the Company has not adopted formal policies and procedures with respect to the Company’s transactions in its own securities. A copy of the Insider Trading Policy is filed as Exhibit 19.1 to the Company’s 2024 Annual Report.

Policy and Practices on Timing of Granting Certain Equity Awards
While we do not have a formal written policy in place with regard to the timing of awards of options in relation to the disclosure of material nonpublic information, our practice is to not grant any such awards at a time when we are in possession of material nonpublic information and we generally do not grant stock options or similar awards (i) during trading blackout periods established under our Trading Policy or (ii) at any time during the four business days prior to or the one business day following the filing of our periodic reports or the filing or furnishing of a Form 8-K that discloses material nonpublic information. In addition, we do not time the disclosure of material nonpublic for the purpose of affecting the value of executive compensation.
Change in Control, Severance Arrangements and Severance Payments
During fiscal year 2024, we had employment offer letters with each of our NEOs. The employment letters with Messrs. Sampson, Simpson, and Toledo and Mses. Gutierrez, Bailey, Berstler and Kral provide for a severance payment upon the termination of employment under specified circumstances, including termination upon or following a change in control as described below under “— Offer Letter Agreements with the Named Executive Officers” and “—Potential Payments Upon Termination or Change in Control.”
Impact of Tax Treatment on Compensation
The Compensation Committee endeavors to structure compensation so that we may take a tax deduction, but it does not have a policy requiring that all compensation must be deductible and it may, from time to time, authorize compensation that is not tax deductible, including where it deems appropriate or necessary in order to ensure competitive levels of total compensation for our NEOs and where doing so would be in the best interests of the Company. For taxable years beginning after 2017, Section 162(m) of the IRC generally disallows tax deductions for annual compensation in excess of $1.0 million paid to our NEOs.
Other provisions of the IRC can also affect compensation decisions. Section 409A of the IRC, which governs the form and timing of payment of deferred compensation, imposes sanctions, including a 20% additional tax and an interest penalty, on a recipient of deferred compensation that does not comply with Section 409A. The Compensation Committee takes into account the potential implications of Section 409A in determining the form and timing of compensation awarded to our executives and strives to structure its compensation plans to meet these requirements.
Section 280G of the IRC disallows a company’s tax deduction for payments received by certain individuals in connection with a change in control to the extent that the payments exceed an amount approximately three times their average annual compensation (an “excess parachute payment”) and Section 4999 of the IRC imposes a 20% excise tax on those payments. The Compensation Committee also takes the provisions of Sections 280G and 4999 into account in structuring compensation, endeavoring to enable the Company to take a tax deduction and executives to avoid the excise tax.
Compensation Committee Report
The Compensation Committee operates under a written charter and is comprised entirely of directors meeting the independence requirements of Nasdaq listing rules. The Board established this committee to discharge the Board’s responsibilities relating to compensation of our CEO and each of our other executive officers. The Compensation Committee has overall responsibility for decisions relating to all compensation plans, policies, and benefit programs as they affect the CEO and other executive officers.
The Compensation Committee has reviewed and discussed with ModivCare’s management the preceding section entitled “Compensation Discussion and Analysis.” Based on this review and discussions with management, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the 2024 Annual Report through filing of this Proxy Statement.
Compensation Committee
•Alec Cunningham (Chairperson)
•Todd J. Carter
•Erin L. Russell
The information contained above in this section titled “Compensation Committee Report” will not be considered “soliciting material” or to be “filed” with the SEC, nor will that information be incorporated by reference into any future filing under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate it by reference into a filing.

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Summary Compensation Table
The following table sets forth certain information with respect to compensation paid by us for services rendered in all capacities to us and our subsidiaries during the fiscal years ended December 31, 2024, 2023 and 2022 to our NEOs, which group is composed of (1) each person who served as our CEO during fiscal year 2024, (2) each person who served as our CFO during fiscal year 2024, (3) each of our three other most highly compensated executive officers who were employed by us on December 31, 2024, (4) each of our two other most highly compensated executive officers who would have been included but for the fact they were not employed by us on December 31, 2024:

Name	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)		Total ($)

L. Heath Sampson(6) President, Chief Executive Officer, and Former Chief Financial Officer	2024	792,885	—	1,685,011	—	—	42,226		2,520,122
	2023	758,654	—	1,516,933	—	379,327	37,848		2,692,762
	2022	602,481	—	1,069,368	291,573	271,116	32,247		2,266,785
Barbara Gutierrez(7) Chief Financial Officer	2024	500,000	—	831,368	—	—	34,367		1,365,735
	2023	134,615	—	749,941	—	67,308	2,248		954,112
Chelsey Berstler(8) Executive Vice President of Personal Care Services	2024	286,576	—	336,127	—	—	8,062		630,765
Jessica Kral(9) Chief Information Officer	2024	425,000	—	588,885	—	—	32,076		1,045,961
	2023	237,019	—	—	—	191,250	13,434		441,703
Henry Toledo(10) Chief People Officer	2024	425,000	—	706,685	—	—	30,016		1,161,701
	2023	138,942	256,250	887,429	—	—	1,409		1,284,030
Anne Bailey(11) Former President of Home	2024	250,000	—	831,368	—	—	548,575	(12)	1,629,943
	2023	384,615	—	999,979	249,997	192,308	7,767		1,834,666
Ilias Simpson(13) Former President of Mobility	2024	178,846	—	831,368	—	—	582,281	(14)	1,592,495
	2023	505,769	—	1,072,907	—	252,885	25,670		1,857,231
	2022	365,385	—	474,621	125,000	319,231	174,657	(15)	1,458,894
1.With respect to Mr. Toledo, this includes a one-time cash sign-on bonus of $150,000, and a prorated annual incentive bonus of $106,250, each as provided in his offer letter.

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2.The compensation included in this column represents the aggregate grant date fair value of the equity awards granted during the year indicated, calculated in accordance with FASB ASC Topic 718, based on the assumptions set forth in our 2024 Annual Report (Note 13, Stock-Based Compensation and Similar Arrangements). With respect to Messrs. Sampson and Simpson, a portion of their 2022 annual incentive bonuses were paid in the form of PRSUs in March 2023, which such awards are included in the total value of stock awards granted in 2023. Stock awards are a combination of time-based restricted stock units and performance-based restricted stock units. The grant date fair value of the PRSUs is calculated at the performance target split with 40% of the fair value calculated using the closing stock price on the date of the grant and 60% of the fair value calculated using a Monte-Carlo valuation model, as determined under FASB ASC 718 for awards with a performance condition and awards with a market condition, respectively, based on the probable outcome of the performance condition as of the grant date with inputs to the model of risk-free rate, closing stock price, and volatility. The amounts do not necessarily reflect the actual value received by the executive, which may be more or less than the amount shown or zero. Assuming the maximum level of performance were achieved, the grant date fair value of the PRSUs granted during fiscal year 2024 to each NEO would equal the following:

Name	Value of PRSUs Assuming Maximum Performance ($)

L. Heath Sampson	2,154,075
Barbara Gutierrez	1,062,831
Chelsey Berstler	374,772
Jessica Kral	752,829
Henry Toledo	1,512,357
Anne Bailey	1,062,831
Ilias Simpson	1,062,831
3.This column shows the aggregate grant date fair value of the stock option awards granted. The grant date fair values have been calculated in accordance with FASB ASC Topic 718, based on the assumptions set forth in our 2024 Annual Report (Note 13, Stock-Based Compensation and Similar Arrangements). With respect to Ms. Bailey, the options listed in this column were granted pursuant to the terms of her offer letter, however, due to the termination of Ms. Bailey’s employment as of June 21, 2024, her unvested options as of such date were forfeited and will not vest.
4.Includes annual incentive bonuses earned for the year indicated, but paid in March of the following year. No annual incentive bonuses were paid in March 2025 related to the 2024 STIP. With respect to Messrs. Sampson and Simpson, a portion of their 2022 annual incentive bonuses were paid in the form of PRSUs in March 2023, which such awards are included in the total value of stock awards granted in 2023. With respect to Mses. Gutierrez and Bailey, their annual incentive bonuses were prorated from their respective employment dates in 2023.
5.We provide the NEOs with certain group life, health, medical and other non-cash benefits generally available to all salaried employees, which are included in this column. For fiscal year 2024, the amounts in this column include, among other things, the following:

Name	Health, Dental, Life and Disability Insurance Premiums ($)	Matching Contributions under Retirement Savings Plans ($)

L. Heath Sampson	21,526	20,700
Barbara Gutierrez	15,329	19,039
Chelsey Berstler	8,062	—
Jessica Kral	16,285	15,790
Henry Toledo	16,285	13,731
Anne Bailey	6,104	18,462
Ilias Simpson	2,837	4,144
6.Mr. Sampson has served as President and Chief Executive Officer since July 27, 2022 and as Chief Financial Officer from February 26, 2021 to September 5, 2023.
7.Ms. Gutierrez has served as Chief Financial Officer since September 5, 2023.
8.Ms. Berstler has served as Executive Vice President of Personal Care Services since June 10, 2024. Amount listed in the “Salary” column includes payments made during 2024 to Ms. Berstler in her role as a consultant providing strategic consulting services to the Company related to Personal Care.
9.Ms. Kral has served as Chief Information Officer since June 5, 2023.
10.Mr. Toledo has served as Chief People Officer since August 28, 2023.

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11.Ms. Bailey served as President of ModivCare Home from March 20, 2023 until June 21, 2024.
12.In addition to certain group life, health, medical and other non-cash benefits generally available to all salaried employees disclosed above under footnote 5, the total for Ms. Bailey in this column also includes a lump-sum severance payment of $500,000 and post-employment COBRA insurance of $24,010 for 2024.
13.Mr. Simpson served as President of ModivCare Mobility from April 12, 2022 until May 2, 2024.
14.In addition to certain group life, health, medical and other non-cash benefits generally available to all salaried employees disclosed above under footnote 5, the total for Mr. Simpson in this column also includes a lump-sum severance payment of $565,000 and post-employment COBRA insurance of $10,300 for 2024.
15.In addition to certain group life, health, medical and other non-cash benefits generally available to all salaried employees, the total for Mr. Simpson in this column also includes relocation expenses of $157,001 for 2022.

44	Modivcare 2025 Proxy Statement

TABLE OF CONTENTS	Executive Compensation
Grants of Plan Based Awards Table
The following Grants of Plan Based Awards Table provides additional information about stock and option awards and non-equity incentive plan awards granted to the NEOs during the fiscal year ended December 31, 2024. The compensation plans under which the grants in the following table were made are described under “2024 Executive Compensation Program Decisions—Annual Incentive Program” and “2024 Executive Compensation Program Decisions—Long-Term Incentives” in the “Compensation Discussion and Analysis” section.

									All Other Stock Awards Number of Shares of Stock or Units (#)	All Other Option Awards; Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(5)
			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Possible Payouts Under Equity Incentive Plan Awards

Name	Award	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)(2)	Target (#)(3)	Maximum (#)(4)

L. Heath Sampson	STI	N/A	400,000	800,000	1,600,000	—	—	—	—	—	—	—
	RSU	2/14/2024	—	—	—	—	—	—	12,433	—	—	607,974
	PRSU	2/14/2024	—	—	—	9,325	18,650	37,300	—	—	—	1,077,038
Barbara Gutierrez	STI	N/A	250,000	500,000	1,000,000	—	—	—	—	—	—	—
	RSU	2/14/2024	—	—	—	—	—	—	6,134	—	—	299,953
	PRSU	2/14/2024	—	—	—	4,601	9,202	18,404	—	—	—	531,416
Chelsey Berstler	STI	N/A	128,959	257,918	515,837	—	—	—	—	—	—	—
	RSU	7/31/2024	—	—	—	—	—	—	6,518	—	—	148,741
	PRSU	7/31/2024	—	—	—	4,889	9,777	19,554	—	—	—	187,386
Jessica Kral	STI	N/A	191,250	382,500	765,000	—	—	—	—	—	—	—
	RSU	2/14/2024	—	—	—	—	—	—	4,345	—	—	212,471
	PRSU	2/14/2024	—	—	—	3,259	6,518	13,036	—	—	—	376,415
Henry Toledo	STI	N/A	159,375	318,750	637,500	—	—	—	—	—	—	—
	RSU	2/14/2024	—	—	—	—	—	—	5,214	—	—	254,965
	PRSU	2/14/2024	—	—	—	6,547	13,094	26,188	—	—	—	451,721
Anne Bailey	STI	N/A	250,000	500,000	1,000,000	—	—	—	—	—	—	—
	RSU	2/14/2024	—	—	—	—	—	—	6,134	—	—	299,953
	PRSU	2/14/2024	—	—	—	4,601	9,202	18,404	—	—	—	531,416
Ilias Simpson	STI	N/A	250,000	500,000	1,000,000	—	—	—	—	—	—	—
	RSU	2/14/2024	—	—	—	—	—	—	6,134	—	—	299,953
	PRSU	2/14/2024	—	—	—	4,601	9,202	18,404	—	—	—	531,416
1.Amounts represent the threshold, target and maximum bonus opportunities under the STI for fiscal year 2024 or similar provisions of the NEOs’ employment agreement or offer letters. With respect to Ms. Berstler, amounts presented are prorated to her employment start date.
2.Amounts represent the number of shares of Common Stock to be received upon the threshold payout of 50% of target on the performance restricted stock units granted.
3.Amounts represent the number of shares of Common Stock to be received upon the target payout of 100% of target on the performance restricted stock units granted.

Modivcare 2025 Proxy Statement	45

Executive Compensation	TABLE OF CONTENTS
4.Amounts represent the number of shares of Common Stock to be received upon the maximum payout of 200% of target on the performance restricted stock units granted.
5.The amounts included in this column represent the grant date fair value of each equity award granted during the year indicated, calculated in accordance with FASB ASC Topic 718, based on the assumptions set forth in our 2024 Annual Report (Note 13, Stock-Based Compensation and Similar Arrangements). The grant date fair value of the PRSUs is calculated at the performance target split with 40% of the fair value calculated using the closing stock price on the date of the grant and 60% of the fair value calculated using a Monte-Carlo valuation model, as determined under FASB ASC 718 for awards with a performance condition and awards with a market condition, respectively, based on the probable outcome of the performance condition as of the grant date with inputs to the model of risk-free rate, closing stock price, and volatility. The amounts do not necessarily reflect the actual value that has been, or will be, received by the executive, which may be more or less than the amount shown or zero.
OFFER LETTER AGREEMENTS WITH THE NAMED EXECUTIVE OFFICERS
The following discussion and the discussion below under “—Potential Payments Upon Termination or a Change in Control” describe terms of the offer letter agreements between the Company and the NEOs. In addition to the particular provisions discussed below for each of the NEOs separately, the NEOs generally are also entitled to participate, while employed, in all employee fringe benefits generally available to the Company’s senior executives, including with respect to severance pay of up to twelve (12) months of base compensation in effect at the time of an employment termination without cause or resignation for good reason (as such terms are defined in the executive severance policy or respective agreements, as applicable), in each case subject to the applicable NEO’s execution of a release of claims in favor of the Company. Each of the NEOs also entered into a restrictive covenants agreement that contains one-year post-employment non-competition and non-solicitation covenants, as well as non-disclosure and non-disparagement covenants. Additional information with respect to potential severance payments for the NEOs is set forth below under the caption “—Potential Payments Upon Termination or a Change in Control.”
L. Heath Sampson
On November 1, 2022, L. Heath Sampson was appointed to serve as our President and Chief Executive Officer following his interim term as our interim Chief Executive Officer that began on July 27, 2022. Mr. Sampson also continued to serve as our Chief Financial Officer until September 5, 2023 when Barbara Gutierrez began her service as Chief Financial Officer. In connection with Mr. Sampson’s prior appointment as Chief Financial Officer, effective February 26, 2021, we entered into an employment letter with Mr. Sampson. Under the terms of Mr. Sampson’s employment letter dated February 24, 2021, he had an initial base salary of $475,000 and was eligible to receive a prorated short-term incentive bonus for 2021 at a target of 90% of his base salary based on performance targets set by the Compensation Committee of the Board of Directors. Mr. Sampson was granted a long-term incentive equity grant on February 26, 2021 with a target grant date value equal to 150% of his base salary, composed of 50% RSUs and 50% stock options. In connection with his appointment as President and Chief Executive Officer, on November 21, 2022, the Compensation Committee approved an increase in Mr. Sampson’s base salary to $750,000, with retroactive effect from July 27, 2022, and in February 2024, the Compensation Committee approved an increase in Mr. Sampson’s base salary to $800,000. His short-term incentive and long-term incentive plan targets increased to 190% of his base salary in fiscal year 2023 from 100% in fiscal year 2022.
Barbara Gutierrez
Effective September 5, 2023, Barbara Gutierrez was appointed to serve as Chief Financial Officer. Under the terms of Ms. Gutierrez’s offer letter dated July 31, 2023, she had an initial base salary of $500,000 and was eligible to receive a prorated short-term incentive bonus for 2023 at a target of 100% of her base salary based on performance targets set by the Compensation Committee of the Board of Directors. Pursuant to the terms of her offer letter, Ms. Gutierrez was granted a long-term incentive equity grant on September 18, 2023 with a target grant date value equal to 150% of her base salary, composed of 60% PRSUs and 40% RSUs.
Chelsey Berstler
Effective June 10, 2024, Chelsey Berstler was appointed to serve as Executive Vice President of Personal Care Services. Under the terms of Ms. Berstler’s offer letter dated May 30, 2024, she had an initial base salary of $425,000 and was eligible to receive a prorated short-term incentive bonus for 2024 at a target of 90% of her base salary based on performance targets set by the Compensation Committee of the Board of Directors. Pursuant to the terms of her offer letter, Ms. Berstler was granted a long-term incentive equity grant on July 31, 2024 with a target grant date value equal to 150% of her base salary, prorated, composed of 60% PRSUs and 50% RSUs. Ms. Berstler is also eligible to receive a one-time sign-on bonus of $150,000, after taxes and deductions, paid per standard payroll practices following one year of employment as Executive Vice President of Personal Care Services or if her employment is terminated by the Company for any reason other than for cause within one year of employment.

46	Modivcare 2025 Proxy Statement

TABLE OF CONTENTS	Executive Compensation
Jessica Kral
Effective June 5, 2023, Jessica Kral was appointed to serve as Chief Information Officer. Under the terms of Ms. Kral’s offer letter dated May 30, 2023, she had an initial base salary of $425,000 and for the year 2023 she was eligible to receive a short-term incentive bonus for 2023 at a target of 90% of her base salary (not prorated) based on performance targets set by the Compensation Committee of the Board of Directors and a minimum of $100,000 no matter the determination of the Compensation Committee. In 2024 and future years, her short term incentive bonus is set at a target of 90% of her base salary with no $100,000 minimum guaranteed. Pursuant to the terms of her offer letter, Ms. Kral was granted a long-term incentive equity grant on June 5, 2023 with a target grant date value equal to 125% of her base salary, composed of 50% PRSUs and 50% RSUs. Ms. Kral also received an initial sign-on bonus in the form of a one-time equity grant on June 5, 2023 with a target grant date value equal to $100,000, composed of 100% RSUs, in accordance with her offer letter.
Henry Toledo
Effective August 28, 2023, Henry Toledo was appointed to serve as Chief People Officer. Under the terms of Mr. Toledo’s offer letter dated July 18, 2023, he had an initial base salary of $425,000 and was entitled to receive a prorated short-term incentive bonus for 2023 at a target of 75% of his base salary, as stipulated in his offer letter. Pursuant to the terms of his offer letter, Mr. Toledo was granted a long-term incentive equity grant on September 5, 2023 with a target grant date value equal to 150% of his base salary, composed of 60% PRSUs and 40% RSUs. Mr. Toledo also received an initial sign-on bonus in accordance with his offer letter, comprised of a one-time cash payment of $150,000 and a one-time equity grant on September 5, 2023 with a target grant date value equal to $250,000, composed of 100% RSUs.
Anne Bailey
Anne Bailey’s employment letter dated March 20, 2023, terminated as of May 31, 2024 when her employment as President of ModivCare Home ended, although Ms. Bailey’s employment with the Company continued in a transitional role until June 21, 2024. Under the terms of Ms. Bailey’s offer letter dated March 15, 2023, she had an initial base salary of $500,000 and was eligible to receive a prorated short-term incentive bonus for 2023 at a target of 100% of her base salary based on performance targets set by the Compensation Committee of the Board of Directors. Pursuant to the terms of her offer letter, Ms. Bailey was granted a long-term incentive equity grant on May 16, 2023 with a target grant date value equal to 150% of her base salary, composed of 50% PRSUs and 50% RSUs. Ms. Bailey also received an initial sign-on bonus in the form of a one-time equity grant on May 16, 2023 with a target grant date value equal to 100% of her base salary, composed of 50% stock options and 50% RSUs, in accordance with her offer letter.
Ilias Simpson
Ilias Simpson’s employment letter dated April 11, 2022, terminated as of April 1, 2024 when his employment as President of ModivCare Mobility ended, although Mr. Simpson’s employment with the Company continued in a transitional role until May 2, 2024. Under the terms of Mr. Simpson’s employment letter, he had an initial base salary of $500,000 and was eligible to receive a short-term incentive bonus for 2022 at an initial target of 80% of his base-salary, based on performance targets set by the Compensation Committee of the Board of Directors. Mr. Simpson was also eligible for an initial performance bonus of $100,000, based on the achievement of certain performance goals set by our former Chief Executive Officer in collaboration with Mr. Simpson, payable either in cash or equity, at the option of Mr. Simpson. In addition, Mr. Simpson was granted a long-term incentive equity grant on April 11, 2022 with a target grant date value equal to 100% of his base salary, comprised of 50% PRSUs, 25% RSUs and 25% stock options. Pursuant to the terms of his employment letter, Mr. Simpson was also reimbursed $157,001 in expenses for relocating to the Denver area.

Modivcare 2025 Proxy Statement	47

Executive Compensation	TABLE OF CONTENTS
OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2024
The following table reflects the equity awards granted by us to the NEOs outstanding at December 31, 2024:

	Option Awards				Stock Awards

Name and Grant Date(1)	Number of Securities Underlying Unexercised Options (#) Exercisable(2)	Number of Securities Underlying Unexercised Options (#) Unexercisable(3)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(4)	Market Value of Shares or Units of Stock That Have Not Vested ($)(5)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not Vested (#)(6)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have not Vested ($)(7)

L. Heath Sampson
2/26/2021	9,368	—	128.26	2/26/2026	—	—	—	—
2/8/2022	4,489	2,244	110.07	2/8/2027	733	8,679	2,201	26,060
11/21/2022	1,053	526	85.99	11/21/2027	191	2,261	574	6,796
3/6/2023	—	—	—	N/A	—	—	511	6,050
8/31/2023	—	—	—	N/A	11,838	140,162	13,318	157,685
2/14/2024	—	—	—	N/A	12,433	147,207	9,325	91,105
Barbara Gutierrez
9/18/2023	—	—	—	N/A	5,715	67,666	6,430	76,131
2/14/2024	—	—	—	N/A	6,134	72,627	4,601	44,952
Chelsey Berstler
7/31/2024	—	—	—	N/A	6,518	77,173	4,889	47,766
Jessica Kral
6/5/2023	—	—	—	N/A	4,907	58,099	2,674	31,660
2/14/2024	—	—	—	N/A	4,345	51,445	3,259	31,840
Henry Toledo
9/5/2023	—	—	—	N/A	12,237	144,886	6,547	77,516
2/14/2024	—	—	—	N/A	5,214	61,734	3,911	38,210
1.Due to the termination of Mr. Simpson’s employment as of May 2, 2024 and Ms. Bailey’s employment as of June 21, 2024, all of their unvested equity awards were forfeited as of the date of termination and neither had any outstanding equity awards as of December 31, 2024.
2.The options listed in this table have an exercise price equal to the closing market price of our Common Stock on the grant date.
3.The options granted to Mr. Sampson during fiscal periods 2021 and 2022 vest in three approximately equal installments on each of the first, second, and third anniversary of the grant date, in each case, subject to his continued employment.
4.The RSUs granted to each of Messrs. Sampson and Toledo and Mses. Gutierrez, Berstler and Kral during fiscal periods 2021, 2022, 2023 and 2024, as applicable, vest in three approximately equal installments on each of the first, second, and third anniversary of the grant date, in each case, subject to the executive’s continued employment.
5.The market value of the unvested RSUs was calculated using a value of $11.84 per share of Common Stock, which was the closing market price of our Common Stock on December 31, 2024.
6.Amounts represent the threshold payout of 50% of target on the performance restricted stock units granted. The PRSUs granted to each of Messrs. Sampson and Toledo and Mses. Gutierrez, Berstler and Kral during fiscal periods 2022, 2023 and 2024, as applicable, vest on the third anniversary of the grant date, subject to the executive’s continued employment and the satisfaction of the performance objectives contained in such PRSUs.
7.The market value of the unvested PRSUs is based on the threshold payout of 50% and was calculated using a weighting of (i) 40% of the fair value of the performance condition for a value of $11.84 per share of Common Stock, which was the closing market price of our Common Stock on December 31, 2024 and (ii) 60% of the fair value calculated using a Monte-Carlo valuation model, as determined under FASB ASC 718 for awards with a market condition, based on the probable outcome of the performance condition as of December 31, 2024 with inputs to the model of risk-free rate, closing stock price, and volatility.

48	Modivcare 2025 Proxy Statement

TABLE OF CONTENTS	Executive Compensation
Option Exercises and Stock Vested Table
The following table provides additional information about the value realized by the NEOs on option award exercises and stock award vesting during the year ended December 31, 2024.

	Stock Awards

Name	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)

L. Heath Sampson	7,770	229,352
Barbara Gutierrez	2,858	38,583
Chelsey Berstler	—	—
Jessica Kral	2,454	65,080
Henry Toledo	5,050	158,469
Anne Bailey	3,923	109,256
Ilias Simpson	379	8,539
1.The amounts in this column reflect the full number of shares that vested and does not take into account shares withheld to satisfy tax obligations upon vesting.
2.Value realized on vesting is determined by multiplying the number of shares underlying the stock award by the closing stock price on the date of vesting, as reported by Nasdaq.
Non-qualified Deferred Compensation
As discussed above, although all of our NEOs are eligible to participate in our Deferred Compensation Plan, none of our NEOs participated in or had account balances in non-qualified defined contribution plans or other non-qualified deferred compensation plans maintained by us during fiscal year 2024.

Modivcare 2025 Proxy Statement	49

Executive Compensation	TABLE OF CONTENTS
Pay Versus Performance
The following disclosure illustrates the relationship between the compensation actually paid to our executive officers and the performance of the Company. The table below presents information for each of the last five fiscal years regarding (i) the total compensation for our principal executive officers serving in that capacity during the applicable fiscal year (each, a “PEO”) and the average total compensation of our other NEOs (excluding the PEO(s)) who were serving in that capacity during the applicable fiscal year as disclosed in the Summary Compensation Table (“SCT”), (ii) total compensation actually paid (“CAP”) to each PEO and the CAP to the other NEOs on average, (iii) total shareholder return (“TSR”) for the Company and its peer group, (iv) the Company’s net income (loss), and (v) the Company’s Compensation Adjusted EBITDA, which is the most important financial measure used by the Company in determining executive compensation.

Year	SCT Total		CAP(2)		Average SCT Total for non PEO NEOs ($)	Average CAP(2) to non PEO NEOs ($)	Value of Initial Fixed $100 Investment Based On:		Net Income (Loss) ($)	Adjusted EBITDA ($)(3)	Comp. Adjusted EBITDA ($)(3)

	Prior PEO ($)(1)	Current PEO ($)(1)	Prior PEO ($)(1)	Current PEO ($)(1)			TSR ($)	Peer Group TSR (S&P Health Care Services Select Industry Index) ($)

2024(4)	N/A	2,520,122	N/A	(829,015)	1,237,767	(59,346)	20.01	126.92	(201,278,000)	161,134,000	123,407,000
2023(5)	N/A	2,692,762	N/A	2,248,512	1,482,510	1,529,281	74.33	124.34	(204,460,000)	204,439,000	164,583,000
2022(6)	5,373,333	2,266,785	(9,416,369)	1,256,475	1,475,719	955,828	151.62	118.22	(31,806,000)	221,902,000	192,969,000
2021(7)	3,637,550	N/A	4,708,503	N/A	1,092,956	802,089	250.57	147.19	(6,585,000)	205,008,000	205,008,000
2020(8)	4,691,139	N/A	16,436,594	N/A	925,246	2,192,785	234.25	133.81	88,836,000	189,190,000	189,190,000
1.For fiscal year 2022, Daniel Greenleaf served as our CEO until his employment ended in July 2022. From July 27, 2022, L. Heath Sampson, our then-CFO, served as our CEO for the remainder of the fiscal year and for all of fiscal year 2023 and thereafter. Mr. Greenleaf is identified in the table as the “Prior PEO” and Mr. Sampson is identified as the “Current PEO.” Amounts earned by Mr. Sampson in fiscal year 2021 in his role as CFO are included in the NEO averages for 2021.
2.To calculate compensation actually paid, adjustments were made to the amounts reported in the Summary Compensation Table for the applicable year. A reconciliation of the adjustments for each of the PEOs and for the average of the non-PEO NEOs is set forth following the footnotes to this table.
3.Compensation Adjusted EBITDA is the metric used by the Compensation Committee to determine the STI payouts and is calculated by increasing the Company’s publicly disclosed EBITDA by impacts from the impairment of goodwill recorded, loss on the extinguishment of debt recorded and loss on an asset disposal, all occurring during 2024. For 2023, Compensation Adjusted EBITDA was calculated by increasing the Company’s publicly disclosed EBITDA by impacts from the impairment of goodwill recorded, settlement related costs from executive departure and transaction and integration costs from an investment in innovation, all occurring during 2023. For 2022, Compensation Adjusted EBITDA was calculated by reducing the Company’s publicly disclosed Adjusted EBITDA by the amount by which the operating expenses identified in such reconciliation exceeded the Company’s Board approved 2022 operating budget. For 2021 and 2020, it was determined that no adjustments were required and the Compensation Committee determined the STI payouts using the Adjusted EBITDA value for such years. Compensation Adjusted EBITDA and Adjusted EBITDA are financial measures that are not presented in accordance with GAAP. A reconciliation of Compensation Adjusted EBITDA and Adjusted EBITDA are provided in Appendix A to this Proxy Statement.
4.For fiscal year 2024, our named executive officers, excluding the PEO, included (i) Barbara Gutierrez, our Chief Financial Officer, (ii) Chelsey Berstler, our Executive Vice President of Personal Care Services, (iii) Jessica Kral, our Chief Information Officer, (iv) Henry Toledo, our Chief People Officer, (v) Anne Bailey, our former President of ModivCare Home and (vi) Ilias Simpson, our former President of ModivCare Mobility.
5.For fiscal year 2023, our named executive officers, excluding the PEO, included (i) Barbara Gutierrez, our Chief Financial Officer, (ii) Anne Bailey, our President of ModivCare Home, (iii) Ilias Simpson, who served as our President of ModivCare Mobility, and (iv) Henry Toledo, our Chief People Officer.
6.For fiscal year 2022, our named executive officers, excluding the PEOs, included (i) Ilias Simpson, who served as our President of ModivCare Mobility, (ii) Jason Anderson, our former President of ModivCare Home (iii) Brett Hickman, our former Chief Commercial Officer, and (iv) Grover N. Wray, our former Chief Human Resources Officer.
7.For fiscal year 2021, our named executive officers, excluding the PEO, included (i) L. Heath Sampson, who served as our Chief Financial Officer, (ii) Walt Meffert, who served as our Chief Information Officer, (iii) Grover N. Wray, who served as our Chief Human Resources Officer, (iv) Kevin M. Dotts, our former Chief Financial Officer, and (v) Kenneth W. Wilson, our former Chief Operating Officer.
8.For fiscal year 2020, our named executive officers, excluding the PEO, included (i) John McMahon, who served as our Chief Accounting Officer, (ii) Kathryn Stalmack, who served as our Senior Vice President, General Counsel and Corporate Secretary, (iii) Kenneth W. Wilson, who served as our Chief Operating Officer, (iv) Kevin M. Dotts, who served as our Chief Financial Officer, and (v) Suzanne G. Smith, our former Chief Accounting Officer.

50	Modivcare 2025 Proxy Statement

TABLE OF CONTENTS	Executive Compensation
Reconciliation of Compensation Actually Paid Adjustments
The following reflects adjustments made to total compensation in the Summary Compensation Table (“SCT”), reported in columns (b) and (d) in the table above, to calculate CAP, reported in columns (c) and (e) in the table above, for each fiscal year:

	Prior PEO(1)			Current PEO(1)			Average non-PEO NEOs(2)
	2020 ($)	2021 ($)	2022 ($)	2022 ($)	2023 ($)	2024 ($)	2020 ($)	2021 ($)	2022 ($)	2023 ($)	2024 ($)
Summary Compensation Total	4,691,139	3,637,550	5,373,333	2,266,785	2,692,762	2,520,122	925,246	1,092,956	1,475,719	1,482,510	1,237,767
(-) Grant Date Fair Value of Option Awards and Stock Awards Granted in Fiscal Year(3)	(1,699,645)	(1,699,947)	(4,762,378)	(1,360,941)	(1,516,933)	(1,685,011)	(149,701)	(420,720)	(850,727)	(990,063)	(687,634)
(+) Fair Value at Fiscal Year-End of Outstanding and Unvested Option Awards and Stock Awards Granted in Fiscal Year(4)	5,066,337	1,291,121	—	936,226	1,997,762	329,417	516,965	390,666	356,906	1,113,307	98,084
(+/-) Change in Fair Value of Outstanding and Unvested Option Awards and Stock Awards Granted in Prior Fiscal Years(5)	6,271,922	858,909	—	(347,599)	(713,297)	(1,355,643)	668,570	40,318	(11,584)	(63,371)	(290,213)
(+) Fair Value at Vesting of Option Awards and Stock Awards Granted in Fiscal Year That Vested During Fiscal Year(6)	—	—	—	—	—	—	—	—	—	—	—
(+/-) Change in Fair Value as of Vesting Date of Option Awards and Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year(7)	2,106,841	620,870	(825,821)	(237,996)	(211,782)	(637,900)	269,160	24,657	(14,486)	(13,102)	(86,841)
(-) Fair Value as of Prior Fiscal Year-End of Option Awards and Stock Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year(8)	—	—	(9,201,503)	—	—	—	(37,455)	(325,788)	—	—	(330,509)
Compensation Actually Paid	16,436,594	4,708,503	(9,416,369)	1,256,475	2,248,512	(829,015)	2,192,785	802,089	955,828	1,529,281	(59,346)
1.Refer to footnote 1 of the pay versus performance table above for information regarding who served as PEO during fiscal years 2020, 2021 and, partially, 2022, and who served as PEO for the remainder of fiscal year 2022 and all of 2023 and 2024.
2.Refer to footnotes 4, 5, 6, 7 and 8 above for the NEOs included in the average for each of 2024, 2023, 2022, 2021 and 2020, respectively.
3.Represents the grant date fair value of the stock option and stock awards granted during the indicated fiscal year, computed in accordance with the methodology used for financial reporting purposes.
4.Represents the fair value as of the indicated fiscal year-end of the outstanding and unvested option awards and stock awards granted during such fiscal year, computed in accordance with the methodology used for financial reporting purposes.
5.Represents the change in fair value during the indicated fiscal year of each option award and stock award that was granted in a prior fiscal year and that remained outstanding and unvested as of the last day of the indicated fiscal year, computed in accordance with the methodology used for financial reporting purposes and, for awards subject to performance-based vesting conditions, based on the probable outcome of such performance-based vesting conditions as of the last day of the fiscal year.
6.Represents the fair value at vesting of the option awards and stock awards that were granted and vested during the indicated fiscal year, computed in accordance with the methodology used for financial reporting purposes.
7.Represents the change in fair value, measured from the prior fiscal year-end to the vesting date, of each option award and stock award that was granted in a prior fiscal year and which vested during the indicated fiscal year, computed in accordance with the methodology used for financial reporting purposes.
8.Represents the fair value as of the last day of the prior fiscal year of the option award and stock awards that were granted in a prior fiscal year and which failed to meet the applicable vesting conditions in the indicated fiscal year, computed in accordance with the methodology used for financial reporting purposes.

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Executive Compensation	TABLE OF CONTENTS
Performance Measures Used to Link Company Performance and Compensation Actually Paid to the Named Executive Officers
In the Company’s assessment, the most important financial performance measures used to link compensation actually paid to our NEOs, for the most recently completed fiscal year, to the Company’s performance were:
•Compensation Adjusted EBITDA
•EBITDA
•Relative Total Shareholder Return (rTSR)
Relationship Between Pay and Performance
The illustrations below provide graphical descriptions of the relationships between the following:

CAP vs. TSR (2020 - 2024)
20,000,000
10,000,000
0
(10,000,000)
CAP ($)
320.00
240.00
160.00
80.00
0.00
TSR ($)
234.25
250.57
151.62
74.33
20.01
133.81
147.19
118.22
124.34
126.92
12/31/20
12/31/21
12/31/22
12/31/23
12/31/24
CAP for Prior PEO
CAP for Current PEO
Average CAP for non-PEO NEOs
ModivCare TSR
Peer Group TSR

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CAP vs. Net Income (Loss) (2020 - 2024)
20,000,000
10,000,000
0
(10,000,000)
CAP ($)
100,000,000
0
(100,000,000)
(200,000,000)
(300,000,000)
Net Income (Loss) ($)
88,836,000
(6,585,000)
(31,806,000)
(204,460,000)
(201,278,000)
12/31/20
12/31/21
12/31/22
12/31/23
12/31/24
CAP for Prior PEO
CAP for Current PEO
Average CAP for non-PEO NEOs
Net Income (Loss)

CAP vs. Compensation Adjusted EBITDA (2020 - 2024)
20,000,000
10,000,000
0
(10,000,000)
CAP ($)
225,000,000
200,000,000
175,000,000
150,000,000
125,000,000
100,000,000
Comp. Adjusted EBITDA ($)
$189,190,000
$205,008,000
$192,969,000
$164,583,000
$123,407,000
12/31/20
12/31/21
12/31/22
12/31/23
12/31/24
CAP for Prior PEO
CAP for Current PEO
Average CAP for non-PEO NEOs
Comp. Adjusted EBITDA

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Executive Compensation	TABLE OF CONTENTS
Potential Payments Upon Termination or Change in Control
General
The offer letters and the Company’s executive severance policy, as applicable during 2024 to each of our NEOs, provided for severance payments in the event of termination of employment under certain circumstances, including termination following a change in control (none of which include excise tax gross-ups). The receipt of the payments and benefits to these NEOs under the offer letters and policies are generally conditioned upon their complying with non-competition, non-solicitation/non-piracy and non-disclosure provisions. By the terms of such letters and policies, the executives acknowledge that a breach of some or all of the restrictive covenants described therein will entitle us to injunctive relief restraining the commission or continuance of any such breach, in addition to any other available remedies.
In entering into these letters and adopting the policy, the Compensation Committee considered legal and tax provisions, fairness to stockholders, tenure of each executive officer and general corporate practice to select the events that will trigger payments under the letters and policies, as noted below.
In April 2024, Mr. Simpson’s employment with ModivCare as President of ModivCare Mobility terminated, but his employment continued in a transitional role until May 2, 2024 (the “Termination Date”). In accordance with Mr. Simpson’s Separation Agreement, Mr. Simpson’s severance included twelve months of base salary ($500,000) and twelve months of healthcare coverage ($10,300), each payable in a lump sum payment. The unvested portion of any outstanding PRSUs, RSUs, and options were forfeited by Mr. Simpson on the Termination Date and did not vest. With respect to the vested options held by Mr. Simpson, those options remained exercisable for 90 days following the Termination Date, but were forfeited after such time.
In May 2024, Ms. Bailey’s employment with ModivCare as President of ModivCare Home terminated, but her employment continued in a transitional role until June 21, 2024 (the “Termination Date”). In accordance with Ms. Bailey’s Separation Agreement, Ms. Bailey’s severance included twelve months of base salary ($500,000) and twelve months of healthcare coverage ($24,010), each payable in a lump sum payment. The unvested portion of any outstanding PRSUs, RSUs, and options were forfeited by Ms. Simpson on the Termination Date and did not vest. With respect to the vested options held by Ms. Bailey, those options remained exercisable for 90 days following the Termination Date, but were forfeited after such time.
The following summaries describe payouts that would have been made under the applicable arrangements to our continuing NEOs if the termination event described had happened at the end of 2024.
Resignation by Employee for Good Reason
Pursuant to the terms of their offer letters, in the event of his or her resignation for Good Reason (as defined below), each of Mr. Toledo and Mses. Berstler and Gutierrez is entitled to (i) up to twelve months base salary, (ii) continued healthcare coverage for up to twelve months following the date of termination, and, with respect to Ms. Berstler, (iii) a pro rata portion of the short term incentive bonus for the year in which the termination occurs. Pursuant to the terms of the Company's executive severance policy, each of Mr. Sampson and Ms. Kral is entitled to certain payments upon a resignation for Good Reason only if such resignation for Good Reason is in connection with or within one-year following a Change in Control, as detailed below under the caption " - Termination upon or following a Change in Control."
“Good Reason” is defined for these purposes as the occurrence of the following events identified in the executive severance policy or the offer letter agreement with the executive, as applicable, that is not cured within thirty days of executive’s written notice that the occurrence constitutes Good Reason: (i) a material reduction of the executive’s base salary other than a reduction which is generally applicable to all executives of the Company, (ii) a relocation of the executive to another Company facility or location more than 50 miles from the executive’s current Company location or (iii) a material reduction in responsibilities or duties to be performed for the Company. To be deemed a resignation for Good Reason, notice must be made by the executive to the Company within 30 days of the occurrence establishing the facts supporting such termination and the resignation must occur within 120 days following the expiration of the Company’s 30-day cure period.
Termination by Company without Cause
Each of Messrs. Sampson and Toledo and Mses. Gutierrez, Berstler and Kral is entitled to certain payments upon a termination without “Cause”, which is defined in the executive severance policy or offer letter agreements to include, as applicable:
•conviction of a felony or a crime involving fraud or moral turpitude;
•theft, or embezzlement, material act of dishonesty or fraud, intentional falsification of any employment or Company records, or commission of any criminal act which impairs the executive’s ability to perform appropriate employment duties for the Company;

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•intentional or reckless conduct or gross negligence materially harmful to the Company or the successor to the Company after a Change in Control, including violation of a non-competition or confidentiality agreement;
•willful failure to follow lawful instructions of the person or body to which the executive reports or material violation of the Company’s material written policies; or
•gross negligence or willful misconduct or willful and continued failure in the performance of the executive’s assigned duties.
Conduct shall not be considered “willful” unless done, or omitted to be done, not in good faith and without a reasonable belief that the conduct (or lack thereof) was in the best interests of the Company.
In the event of termination without Cause each of Messrs. Sampson and Toledo and Mses. Gutierrez, Berstler and Kral would be entitled under their applicable offer letter agreements or company policy to (i) up to twelve months’ base salary and (ii) continued healthcare coverage for up to twelve months following the date of termination and, with respect to Mses. Berstler and Kral, (iii) a pro rata portion of the short term incentive bonus for the year in which the termination occurs.
Termination due to Death
The Company’s current benefit program includes a Company-paid life insurance policy for all named executive officers. In the event an NEO’s employment were terminated due to the NEO’s death, the NEO’s heirs, personal representatives or estate would receive the life insurance proceeds.
Termination due to Disability
The Company’s current benefit program includes a Company-paid disability insurance policy for all NEOs.
Termination or Resignation for Good Reason upon or following a Change in Control
Each of Messrs. Sampson and Toledo and Mses. Gutierrez, Berstler and Kral is entitled to certain payments upon termination without cause in connection with or within 12 months after a “Change in Control”, which is defined for these purposes as an event or events in which:
•any person (other than persons who were employees of the Company more than one year before the transaction) becomes the “beneficial owner” of 50% or more of our outstanding voting securities; or
•we consummate (i) a merger or consolidation as more specifically described in the employment agreements or severance policy, as applicable, (ii) a liquidation or (iii) the sale or disposition of all or substantially all of our assets.
Each of Messrs. Sampson and Toledo and Mses. Gutierrez, Berstler and Kral is also entitled to certain payments if they resign for Good Reason in connection with or within up to 12 months after a Change in Control, as applicable.
For each of Messrs. Sampson and Toledo and Mses. Gutierrez, Berstler and Kral had a Change in Control occurred and they were either terminated without Cause or resigned for Good Reason within up to twelve months following such Change in Control, each would have been entitled under their applicable offer letter agreements or company policy to receive (i) a lump sum payment of up to twelve months’ base salary, (ii) continued healthcare coverage for six months following the date of termination, and (iii) accelerated vesting of the time-based aspect of all unvested PRSUs and accelerated vesting of all unvested 2023 PRSUs (as defined below) assuming 100% achievement of performance goals. In addition, had a Change in Control occurred and the executive was terminated without Cause by the Company or the successor company within twelve months following such Change in Control, each of Messrs. Sampson and Toledo and Mses. Gutierrez, Berstler and Kral would have also been entitled to accelerated vesting of RSUs and option awards.
Potential Payments upon Termination of Employment or Change in Control Table
Our NEOs are not entitled to any payments or accelerated vesting of any equity awards solely in connection with or following a Change in Control, except with respect to PRSUs granted in the 2023 to certain NEOs (the “2023 PRSUs”). Our NEOs are only entitled to payment or accelerated vesting of equity awards (or other benefits) if there is a termination of employment in connection with or within 12 months after a Change in Control, which is commonly referred to as a so-called “double-trigger” change in control arrangement, except with respect to the 2023 PRSUs.
The following table quantifies the estimated maximum amount of payments and benefits under the offer letters, the Company’s executive severance policy and agreements relating to awards granted under our 2006 Plan to which the continuing NEOs would have been entitled upon termination of employment or Change in Control as of December 31, 2024 for the various reasons listed, as defined above, but without giving effect to any reduction for excess parachute payments.

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Executive Compensation	TABLE OF CONTENTS

Name	Event Triggering Payment	Cash Payment(s) ($)	Value of Accelerated Vesting of Stock Awards ($)(1)		Value of Accelerated Vesting of Option Awards ($)(1)	Value of Health Insurance Payments ($)(2)	Life or Disability Insurance Proceeds ($)(3)	Total ($)(4)

L. Heath Sampson	Resignation for Good Reason(5)	400,000	298,309		2,440	27,031	—	727,780
	Termination without Cause(6)	800,000	—		—	27,031	—	827,031
	Death	—	—		—	—	100,000	100,000
	Disability	—	—		—	—	10,000	—
	Termination Upon Change in Control(7)	400,000	625,768	(8)	2,440	27,031	—	1,055,239
Barbara Gutierrez	Resignation for Good Reason(9)	500,000	140,292		—	18,742	—	659,034
	Termination without Cause(6)	500,000	—		—	18,742	—	518,742
	Death	—	—		—	—	100,000	100,000
	Disability	—	—		—	—	10,000	—
	Termination Upon Change in Control(7)	250,000	292,555	(10)	—	18,742	—	561,297
Chelsey Berstler	Resignation for Good Reason(11)	425,000	77,173		—	44,366	—	546,539
	Termination without Cause(6)	425,000	—		—	44,366	—	469,366
	Death	—	—		—	—	100,000	100,000
	Disability	—	—		—	—	10,000	—
	Termination Upon Change in Control(7)	212,500	77,173		—	22,183	—	311,856
Jessica Kral	Resignation for Good Reason(5)	212,500	109,544		—	38,277	—	360,321
	Termination without Cause(6)	425,000	—		—	38,277	—	463,277
	Death	—	—		—	—	100,000	100,000
	Disability	—	—		—	—	10,000	—
	Termination Upon Change in Control(7)	212,500	172,864	(12)	—	19,138	—	404,502
Henry Toledo	Resignation for Good Reason(9)	425,000	206,620		—	17,016	—	648,636
	Termination without Cause(6)	425,000	—		—	17,016	—	442,016
	Death	—	—		—	—	100,000	100,000
	Disability	—	—		—	—	10,000	—
	Termination Upon Change in Control(7)	212,500	361,653	(13)	—	17,016	—	591,169
1.Calculated based on the fair value of the awards as of December 31, 2024. With respect to the PRSUs, the amount is based on the specified payout under the terms of the respective award agreements.
2.The value of healthcare coverage is based on six months of coverage following the date of termination, with the exception of Mses. Berstler and Kral who are eligible to receive continued healthcare coverage for up to twelve months of coverage following the date of termination in the event of a Resignation for Good Reason or Termination without Cause.
3.Under our Long-Term Disability insurance, each NEO under the age of 60 who is terminated due to Disability is entitled to a monthly payment of $10,000 until he or she is 65 years old.
4.Amounts in the total column do not include the $10,000 monthly payments each NEO would receive until the age of 65 if terminated due to Disability.
5.Termination payment applicable only if the resignation for Good Reason occurs upon or within one-year following a Change in Control. Cash Payment includes six months of base salary, payable in one lump sum payment. The amounts disclosed under the “Value of Accelerated Vesting of Stock Awards” column represents the value of accelerated vesting of all RSUs, options and PRSUs.
6.Cash Payment includes twelve months of base salary, payable in one lump sum payment.
7.Cash Payment includes six months of base salary, payable in one lump sum payment. The amounts disclosed under the “Value of Accelerated Vesting of Stock Awards” column represents the value of accelerated vesting of all RSUs, options and PRSUs.

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8.The 2023 PRSUs are subject to accelerated vesting at 100% of target in the event of a Change in Control without termination. The value of accelerated vesting of such 2023 PRSUs is $327,459. The other forms of PRSUs accelerate the time-based vesting of the award in the event of a Change in Control without termination, but a payout only occurs if performance targets are achieved as of the date of the Change in Control. In the event of a Change in Control as of December 31, 2024, there would have been no payout under the other forms of PRSUs.
9.Cash Payment includes twelve months of base salary, payable in one lump sum payment. The amounts disclosed under the “Value of Accelerated Vesting of Stock Awards” column represents the value of accelerated vesting of all RSUs, options and PRSUs.
10.The 2023 PRSUs are subject to accelerated vesting at 100% of target in the event of a Change in Control without termination. The value of accelerated vesting of such 2023 PRSUs is $152,262. The other forms of PRSUs accelerate the time-based vesting of the award in the event of a Change in Control without termination, but a payout only occurs if performance targets are achieved as of the date of the Change in Control. In the event of a Change in Control as of December 31, 2024, there would have been no payout under the other forms of PRSUs.
11.Cash Payment includes twelve months of base salary, payable in one lump sum payment. The amounts disclosed under the “Value of Accelerated Vesting of Stock Awards” column represents the value of accelerated vesting of all PRSUs, options and RSUs which are accelerated only if the resignation for Good Reason occurs upon or within one-year following a Change in Control.
12.The 2023 PRSUs are subject to accelerated vesting at 100% of target in the event of a Change in Control without termination. The value of accelerated vesting of such 2023 PRSUs is $63,320. The other forms of PRSUs accelerate the time-based vesting of the award in the event of a Change in Control without termination, but a payout only occurs if performance targets are achieved as of the date of the Change in Control. In the event of a Change in Control as of December 31, 2024, there would have been no payout under the other forms of PRSUs.
13.The 2023 PRSUs are subject to accelerated vesting at 100% of target in the event of a Change in Control without termination. The value of accelerated vesting of such 2023 PRSUs is $155,033. The other forms of PRSUs accelerate the time-based vesting of the award in the event of a Change in Control without termination, but a payout only occurs if performance targets are achieved as of the date of the Change in Control. In the event of a Change in Control as of December 31, 2024, there would have been no payout under the other forms of PRSUs.
CEO Pay Ratio Disclosure
Pay Ratio Methodology
To determine the estimated ratio of CEO pay to median employee pay (the “Pay Ratio”) in accordance with Item 402(u) of Regulation S-K of the Securities Act, we considered our entire employee population of approximately 23,675 employees who received paychecks during fiscal 2024 (excluding the CEO) and who were employed by us as of December 31, 2024. We used compensation paid during fiscal year 2024 to determine our median employee, and annualized pay for those employees who commenced work during fiscal year 2024. The Summary Compensation Table (“SCT”) total compensation, as calculated in accordance with Item 402(u)(2) of Regulation S-K of the Securities Act, of this median employee was $27,142 in fiscal year 2024. Our median employee is a caregiver working part-time with 30 hours per week or less.
The CEO pay used for purposes of calculating the Pay Ratio is $2,520,122, the SCT total compensation paid to our CEO, L. Heath Sampson, from January 1, 2024 through December 31, 2024.

As a result, the reasonable estimated ratio of CEO pay to median employee pay, calculated in a manner consistent with Item 402(u) of Regulation S-K of the Securities Act is 93:1. The SEC’s pay ratio disclosure rules permit the use of estimates, assumptions, and adjustments. We believe that the foregoing pay ratio is a reasonable estimate calculated in a manner consistent with the SEC’s pay ratio disclosure rules.
Please keep in mind that under the SEC’s rules and guidance, there are numerous ways to determine the compensation of a company’s median employee, including the employee population sampled, the elements of pay and benefits used, any assumptions made and the use of statistical sampling. In addition, no two companies have identical employee populations or compensation programs, and pay, benefits and retirement plans differ by country even within the same company. As such, our pay ratio may not be comparable to the pay ratio reported by other companies.

Modivcare 2025 Proxy Statement	57

Proposal Two: Advisory Vote to Approve Named Executive Officer Compensation
Section 14A of the Exchange Act provides stockholders an opportunity to cast a non-binding advisory vote to approve the compensation of the “named executive officers” identified in the Summary Compensation Table of this document.
The Compensation Committee has considered that the holders of approximately 80% of the votes cast at our 2024 annual meeting of stockholders approved, on an advisory basis, the compensation of our NEOs as disclosed in the Proxy Statement for the annual meeting.
As described in detail under the heading “Executive Compensation—Compensation Discussion and Analysis,” above, our executive compensation programs are designed to attract, motivate, and retain our NEOs, who are critical to our success. Under these programs, our NEOs are rewarded for the achievement of specific annual, long-term and strategic goals, corporate goals, and the realization of increased Company value. Please read the “Compensation Discussion and Analysis” beginning on page 31 for additional details about our executive compensation programs, including information about the fiscal year 2024 compensation of our NEOs.
We believe that the compensation programs offered to our NEOs should support the creation of enterprise value and achievement of our financial goals. Accordingly, our guiding compensation principles focus on:
•attracting, retaining, and motivating high-performing leaders;
•aligning the interests of our executives with those of our stockholders;
•linking a meaningful portion of executive compensation to achievement of key financial, operational, and capital allocation performance goals; and
•maintaining a significant portion of compensation based on at-risk opportunities including equity awards tied to stock price.
Our Compensation Committee has a long history of performance-based pay practices and considers numerous factors when setting compensation for our NEOs including:
•actual and adjusted EBITDA, earnings per share, return on equity performance, and stockholder value created;
•goals and objectives set for each executive officer at the beginning of the year; and
•recommendations of an independent third-party executive compensation consultant.
Other considerations include individual performance, internal pay comparisons within the executive group at the Company, overall financial performance of the Company, and market data.
Board Recommendation ____ The Board unanimously recommends that you vote “FOR” the compensation of our named executive officers, as disclosed in this Proxy Statement.

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Our annual incentive cash compensation and equity-based compensation programs are designed to be performance-based and to incentivize achievement of the Company’s short- and long-term financial, operation and strategic goals. Our long-term incentive program uses equity grants to incentivize performance and reward our executives for value creation. We believe this structure encourages an ownership mentality that motivates our management to create value over a multi-year period.
Our Compensation Committee continually reviews the compensation programs for our NEOs to ensure they achieve the desired goals of aligning our executive compensation structure with our stockholders’ interests and current market practices.
We are asking our stockholders to indicate their support for our NEO compensation as described in this Proxy Statement. This proposal, commonly known as a “Say-on-Pay” proposal, gives our stockholders the opportunity to express their views on our NEOs’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this Proxy Statement. Accordingly, we will ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:
“RESOLVED, that the Company stockholders approve, on a non-binding advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2025 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the 2024 Summary Compensation Table and the other related tables and disclosure.”
The Say-on-Pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or the Board. The Company values the opinions of our stockholders and to the extent there is any significant vote against the NEO compensation as disclosed in this Proxy Statement, we will consider our stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns. We currently conduct this vote on an annual basis, and, unless we determine subsequently to change our current practices concerning the frequency of the voting on executive compensation, we expect the next Say-on-Pay vote will occur at our 2026 annual meeting of stockholders.

✓
The Board unanimously recommends that you vote “FOR” the compensation of our named executive officers, as disclosed in this Proxy Statement.

Modivcare 2025 Proxy Statement	59

Proposal Three: Ratification of Appointment of Independent Registered Public Accounting Firm
The Company’s independent registered public accounting firm for the fiscal year ended December 31, 2024 was KPMG LLP. The Audit Committee of the Board has selected KPMG as its independent registered public accounting firm to audit the Company’s consolidated financial statements for the fiscal year ending December 31, 2025.
Although we are not required to do so, we believe that it is appropriate for us to request stockholder ratification of the appointment of KPMG as our independent registered public accounting firm. If stockholders do not ratify the appointment, though it may nevertheless retain KPMG, the Audit Committee will investigate the reasons for the stockholders’ rejection and reconsider the appointment. In addition, even if the stockholders ratify the selection of KPMG, the Audit Committee may in its discretion appoint a different independent registered public accounting firm at any time during the year if the Audit Committee determines that a change is in the best interest of the Company.
The Company has been advised that representatives of KPMG will be present at the Annual Meeting with the opportunity to make a statement if the representatives desire to do so. It is expected that the representatives will be available to respond to appropriate questions.

Board Recommendation
____
The Board unanimously recommends that you vote “FOR” the ratification of the appointment of KPMG as our independent registered public accounting firm for the fiscal year ending December 31, 2025.

✓
The Board unanimously recommends that you vote “FOR” the ratification of the appointment of KPMG as our independent registered public accounting firm for the fiscal year ending December 31, 2025.

60	Modivcare 2025 Proxy Statement

Audit Committee Report
The Audit Committee of the Board consists of Mr. Silvers and Mses. Norwalk and Russell. Ms. Russell is the Chairperson of the Audit Committee.
The Audit Committee operates under a written charter adopted by the Board, a copy of which is available on the Company’s website at www.ModivCare.com/governance.
The Audit Committee has reviewed and discussed with management its assessment and report on the effectiveness of ModivCare’s internal control over financial reporting as of December 31, 2024, which it made using the criteria established in Internal Control-Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission. The Audit Committee has also reviewed and discussed with KPMG, the Company’s independent registered public accounting firm, its audit and report on ModivCare’s internal control over financial reporting. ModivCare published these reports in its 2024 Annual Report.
The Audit Committee has also reviewed and discussed with management and KPMG the audited consolidated financial statements of ModivCare for the fiscal year ended December 31, 2024. Management represented to the Audit Committee that ModivCare’s consolidated financial statements were prepared in accordance with generally accepted accounting principles in the United States. The Audit Committee also discussed with representatives of KPMG the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”).
The Audit Committee received the written disclosures and the confirming letter from KPMG required by applicable requirements of the PCAOB regarding the independent auditor’s communications with the Audit Committee concerning independence and discussed with KPMG its independence from ModivCare.
Based on these reviews and discussions and in reliance thereon, the Audit Committee recommended to the Board that the audited financial statements be included in the 2024 Annual Report.
The Audit Committee
•Erin L. Russell (Chairperson)
•Leslie V. Norwalk
•Daniel B. Silvers
The information contained above in this section titled “Audit Committee Report” will not be considered “soliciting material” or to be “filed” with the SEC, nor will that information be incorporated by reference into any future filing under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate it by reference into a filing.

Modivcare 2025 Proxy Statement	61

Independent Registered Public Accountants
Fees of Independent Registered Public Accounting Firm
Fees for professional services provided by KPMG, the Company’s independent registered public accounting firm, for the fiscal years ended December 31, 2024 and 2023, in each of the following categories were:

	Fiscal Year Ended December 31,

	2023 ($)	2024 ($)

Audit fees	3,406,300	3,699,500
Audit related fees	—	—
Tax fees	37,100	69,141
All other fees	—	—
Total	3,443,400	3,768,641
Audit Fees
Audit fees consisted of amounts incurred for services performed in association with the annual financial statement audit (including required interim reviews), the audit of the Company’s internal control over financial reporting, and for services provided in connection with stand-alone or statutory audits and regulatory filings or engagements.
Audit Related Fees
There were no audit related fees incurred for services rendered by KPMG during the periods presented.
Tax Fees
Tax fees consisted of amounts incurred for professional services rendered by KPMG for tax compliance, transfer pricing, a tax basis study and tax consulting.
All Other Fees
There were no other fees incurred for services rendered by KPMG during the periods presented.
Independence
The Audit Committee has considered and determined that the services provided by KPMG were compatible with KPMG maintaining their independence.
Audit Committee Pre-Approval Policies
The Audit Committee has adopted a policy that requires advance approval of all audit, audit related, tax services and other services performed by the independent auditor. The policy provides for pre-approval by the Audit Committee of specifically defined audit and non-audit services. Unless the specific service has been previously pre-approved with respect to that year, the Audit Committee must approve the permitted service before the independent auditor is engaged to perform it. The Audit Committee pre-approved all of the foregoing services provided to the Company by KPMG in fiscal years ended December 31, 2024 and 2023.

62	Modivcare 2025 Proxy Statement

Stockholder Proposals for
2026 Annual Meeting
Pursuant to the applicable rules promulgated under the Exchange Act, Company stockholders are notified that the deadline for providing the Company with timely notice of any stockholder proposal to be submitted and included in the Company’s proxy statement within the Rule 14a-8 process for consideration at the Company’s annual meeting to be held in 2026 (the “2026 Annual Meeting”) will be December 31, 2025.
Pursuant to the Company’s Bylaws, in order for a stockholder to bring a proposal (other than proposals sought to be included in the Company’s proxy statement pursuant to Rule 14a-8 of the Exchange Act) before, or make a nomination of a director at, the 2026 Annual Meeting, such stockholder must deliver a written notice of such proposal and/or nomination to, or it must be mailed and received by, the Company’s Corporate Secretary at the principal executive offices of the Company, located at 6900 E. Layton Avenue, 12th Floor, Denver, CO 80237, no earlier than the close of business on February 17, 2026, and not later than the close of business on April 18, 2026. Stockholders are also advised to review the Company’s Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.
As to all such matters which the Company does not have notice on or prior to April 18, 2026, discretionary authority shall be granted to the persons designated in the Company’s proxy related to the 2026 Annual Meeting to vote on such proposal.
In addition, in order to comply with universal proxy rules, a person who intends to solicit proxies for the 2026 Annual Meeting in support of director nominees other than the Company’s nominees must provide notice to the Company no later than April 18, 2026 that sets forth the information required by Rule 14a-19 under the Exchange Act, including a statement that such person intends to solicit the holders of shares representing at least 67% of the voting power of the Company’s shares entitled to vote in the election of directors in support of director nominees other than the Company’s nominees.

Modivcare 2025 Proxy Statement	63

Other Matters
On the date we filed this Proxy Statement with the SEC, the Board did not know of any other matter to be raised at the Annual Meeting. If any other matters properly come before our stockholders at this Annual Meeting, the persons named on the enclosed proxy card intend to vote the shares they represent in accordance with their best judgment.

64	Modivcare 2025 Proxy Statement

Additional Information
The Company files reports and other information with the SEC. Copies of these documents may be obtained at the SEC’s public reference room in Washington, D.C. The Company’s SEC filings are also available on the SEC’s web site at www.sec.gov. Stockholders may also request additional copies of the Company’s 2024 Annual Report, except for exhibits to the 2024 Annual Report, without charge, by submitting a written request to the Company’s Corporate Secretary at 6900 E. Layton Avenue, 12th Floor, Denver, CO 80237.

Modivcare 2025 Proxy Statement	65

Householding
In order to reduce printing costs and postage fees, the Company has adopted the process called “householding.” Under this procedure, the Company may deliver a single copy of the Notice, and if applicable, this Proxy Statement and 2024 Annual Report to multiple stockholders who share the same last name and address, unless the Company receives contrary instructions from stockholders at that address. Stockholders who participate in householding will continue to receive separate proxy cards, if applicable.
If you prefer to receive multiple copies of the Company’s Notice or Proxy Statement and the 2024 Annual Report at the same address, you may obtain additional copies by writing to the Company’s Corporate Secretary at 6900 E. Layton Avenue, 12th Floor, Denver, CO 80237 or by calling (720) 258-2130. We will deliver to you promptly any copies so requested. Eligible stockholders of record receiving multiple copies of this Proxy Statement and 2024 Annual Report can request householding by contacting the Company in the same manner.
By Order of the Board of Directors:

L. Heath Sampson
President, Chief Executive Officer and Director
April 30, 2025
Denver, CO

66	Modivcare 2025 Proxy Statement

Appendix A
Non-GAAP Financial Measures and Adjustments
In addition to the financial results prepared in accordance with generally accepted accounting principles in the United States (“GAAP”), this Proxy Statement includes EBITDA, Adjusted EBITDA and Compensation Adjusted EBITDA for the Company, which are performance measures that are not recognized under GAAP but that we use to measure the Company’s performance and management’s performance against pre-established performance targets for purposes of determining payouts under our STI. EBITDA is defined as income (loss) before: (1) interest expense, net; (2) provision (benefit) for income taxes; and (3) depreciation and amortization. Adjusted EBITDA is calculated as EBITDA before certain items, including (as applicable): (1) stock-based compensation; (2) equity in net (gain) loss of investee, net of tax; (3) certain restructuring and related costs; (4) certain transaction and integration costs; (5) certain settlement related costs; (6) COVID-19 related costs; (7) impairment of goodwill; (8) a one-time payor collection settlement; and (9) a loss on debt extinguishment. Our non-GAAP performance measures exclude certain expenses and amounts that are not driven by our core operating results and may be one time in nature. Excluding these expenses makes comparisons with prior periods as well as to other companies in our industry more meaningful. We believe such measures allow investors and other interested parties to gain a better understanding of the factors and trends affecting the ongoing operations of our business and how actual payouts under our STI were determined in 2024 and how they fit within the Company’s broader executive compensation program. We consider our core operations to be the ongoing activities to provide services from which we earn revenue, including direct operating costs and indirect costs to support these activities. As a result, our net income or loss in equity investee, net of tax is excluded from these measures, as we and our management do not have the ability to manage the venture in which we have made our investment, allocate resources within the venture, or directly control its operations or performance.
Our non-GAAP financial measures may not provide information that is directly comparable to that provided by other companies in our industry, as other companies in our industry may calculate non-GAAP financial measures differently. In addition, there are limitations in using non-GAAP financial measures because they are not prepared in accordance with GAAP, may be different from non-GAAP financial measures used by other companies, and exclude expenses that may have a material impact on our reported financial results. The presentation of non-GAAP financial measures is not intended to be considered in isolation from or as a substitute for the most directly comparable financial measures prepared in accordance with GAAP. We urge you to review the reconciliations of our non-GAAP financial measures to the most directly comparable GAAP financial measures included below, and not to rely on any single financial measure to evaluate our business or the performance of our management.

Modivcare 2025 Proxy Statement	67

Appendix A	TABLE OF CONTENTS
Reconciliation of Adjusted EBITDA of ModivCare

(dollars in thousands)	FY 2020	FY 2021	FY 2022	FY 2023	FY 2024
Net income (loss)	88,836	(6,585)	(31,806)	(204,460)	(201,278)
Provision (benefit) for income taxes	22,018	8,617	(3,035)	(4,319)	(5,506)
Interest expense, net	17,599	49,081	61,961	69,120	94,053
Depreciation and amortization	26,183	56,998	100,415	104,271	109,465
Reported EBITDA	154,636	108,111	127,535	(35,388)	(3,266)
Stock-based compensation(1)	19,847	13,958	6,068	5,501	5,834
Equity in net (gain) loss of investee, net of tax(2)	(6,411)	38,250	29,964	(287)	8,147
Restructuring and related costs(3)	7,295	21,593	26,998	36,704	20,904
Transaction and integration costs(4)	12,619	25,588	23,971	4,682	3,633
Settlement related costs(5)	—	—	9,564	10,127	3,415
COVID-19 related costs, net of grant income(6)	1,204	(2,492)	(2,198)	—	—
Impairment of goodwill(7)	—	—	—	183,100	105,302
Payor collection settlement(8)	N/A	N/A	N/A	N/A	5,368
Loss on debt extinguishment(9)	N/A	N/A	N/A	N/A	11,797
Total adjustments	34,554	96,897	94,367	239,827	164,400
Adjusted EBITDA	189,190	205,008	221,902	204,439	161,134
Less: Restructuring and related costs in excess of approved budget	N/A	N/A	(13,898)	N/A	N/A
Less: Transaction and integration costs in excess of approved budget	N/A	N/A	(13,600)	N/A	N/A
Less: Settlement related costs in excess of approved budget	N/A	N/A	(1,435)	N/A	N/A
Compensation Adjusted EBITDA 2022(8)	N/A	N/A	192,969	N/A	N/A
Reported EBITDA	154,636	108,111	127,535	(35,388)	(3,266)
Add: Impairment of goodwill(7)	N/A	N/A	N/A	183,100	105,302
Add: Settlement related costs related to executive departure	N/A	N/A	N/A	7,500	N/A
Add: Transaction and integration costs for investment in innovation	N/A	N/A	N/A	9,371	N/A
Add: Debt extinguishment costs	N/A	N/A	N/A	N/A	11,797
Add: Loss on asset disposal	N/A	N/A	N/A	N/A	1,427
Add: Equity method investment	N/A	N/A	N/A	N/A	8,147
Compensation Adjusted EBITDA 2023 and 2024(9)	N/A	N/A	N/A	164,583	123,407

68	Modivcare 2025 Proxy Statement

TABLE OF CONTENTS	Appendix A
Notes to Reconciliation of Adjusted EBITDA:
1.Stock-based compensation: Stock-based compensation provided to employees and non-employee directors under the Company’s 2006 Long-Term Incentive Plan. This amount includes cash settled equity balances which were previously presented as a separate item
2.Equity in net (gain) loss of investee, net of tax: The Company’s share of net (gain) loss in CCHN Group Holdings, Inc. and its subsidiaries, which operate under the Matrix Medical Network brand (“Matrix”) as well as the Company’s share of the net (gain) loss in the Company’s insurance captive. The Company holds a 43.6% noncontrolling interest in Matrix. The investment in Matrix is accounted for under the equity method of accounting
3.Restructuring and related costs: Restructuring and related costs include professional fees for strategic initiatives, organizational consolidation costs, severance, and other professional fees
4.Transaction and integration costs: Transaction and integration costs consist of fees incurred for SOX implementation and business integration efforts. Transaction costs in 2022 include fees incurred in the acquisition of Guardian Medical Monitoring (GMM). Transaction costs in 2021 include fees incurred in the acquisitions of CareFinders and VRI. Transaction costs in 2020 include fees incurred in the acquisitions of Simplura and National MedTrans
5.Settlement related costs: The Company’s costs associated with certain one-time settlement-related matters
6.COVID-19 related costs: Additional costs required for health and safety precautions due to COVID-19, less grant income due to COVID-19
7.Impairment of goodwill: Impairment of goodwill relates to a non-cash impairment charge that was recorded at the Company’s PCS and RPM segments during 2023 and at the Company’s RPM segment during 2024
8.Payor collection settlement: Amount represents a one-time, non-recurring settlement in connection with a dispute with a payor for which the Company will cease performing services beginning in 2025, which resulted in an adjustment to historical contracts receivable recorded for the payor beginning with calendar year 2021
9.Loss on debt extinguishment: The Company’s 2025 Notes were redeemed in full prior to contractual maturity, resulting in a loss on debt extinguishment
Notes to Reconciliation of Compensation Adjusted EBITDA:
8.     Compensation Adjusted EBITDA 2022: Compensation Adjusted EBITDA in 2022 was utilized by the Compensation Committee to determine the potential STI payout. This amount is calculated by reducing the Company’s publicly disclosed Adjusted EBITDA by the amount by which the operating expenses identified in such reconciliation exceeded the Company’s Board approved 2023 operating budget.
9.     Compensation Adjusted EBITDA 2023: Compensation Adjusted EBITDA in 2023 was utilized by the Compensation Committee to determine the potential STI payout. This amount is calculated by increasing the Company’s publicly disclosed EBITDA by impacts from the impairment of goodwill recorded during the year, settlement related costs from executive departure and transaction and integration costs from an investment in innovation.
10.     Compensation Adjusted EBITDA 2024: Compensation Adjusted EBITDA in 2024 was utilized by the Compensation Committee to determine the potential STI payout. This amount is calculated by increasing the Company’s publicly disclosed EBITDA by impacts from the impairment of goodwill recorded during the year, debt extinguishment costs, impacts of an asset disposal recorded during the year, and the impact of the equity method investment.

Modivcare 2025 Proxy Statement	69

SCAN TO
VIEW MATERIALS & VOTE

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Mark, sign and date your proxy card and return it by June 16, 2025 in the postage paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

VOTE IN PERSON
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V74934-P30910

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

MODIVCARE INC.

The Board of Directors recommends you vote FOR the election of the Nominees:

1. Election of Directors

Nominees:	**For**	**Against**	**Abstain**
1a. Todd J. Carter	☐	☐	☐
1b. Alec Cunningham	☐	☐	☐
1c. David Mounts Gonzales	☐	☐	☐
1d. Leslie V. Norwalk	☐	☐	☐
1e. Erin L. Russell	☐	☐	☐
1f. L. Heath Sampson	☐	☐	☐
1g. Daniel B. Silvers	☐	☐	☐

The Board of Directors recommends you vote FOR Proposals 2 and 3.	**For**	**Against**	**Abstain**
2. A non-binding advisory vote to approve named executive officer compensation.	☐	☐	☐
3. To ratify the appointment of KPMG LLP as the independent registered public accounting firm of the Company to serve for the 2025 fiscal year.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
ModivCare Inc.'s 2025 Notice and Proxy Statement, Proxy Card and 2024 Annual Report on Form 10-K are available at www.proxyvote.com

V74935-P30910

MODIVCARE INC.
Annual Meeting of Stockholders
June 17, 2025 10:00 AM MDT
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) L. Heath Sampson and Faisal Khan, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of the Proxy Card, all of the shares of Common Stock of MODIVCARE INC. that the stockholder(s) is/are entitled to vote at the 2025 Annual Meeting of Stockholders to be held at 10:00 AM, MDT, on June 17, 2025, at 6900 E. Layton Avenue, 12th Floor, Denver, CO 80237, and any adjournment or postponement thereof.

This Proxy Card, when properly executed, will be voted as directed by the stockholder(s). If no such directions are made, this Proxy will be voted for the election of the nominees listed in Proposal 1 and for Proposal 2 and Proposal 3. With respect to such other business that may properly come before the Annual Meeting and any adjournments, postponements or reschedulings thereof, said proxies are authorized to vote in their discretion in accordance with their best judgment, subject to the conditions described in the accompanying Proxy Statement.

Continued and to be signed on reverse side